UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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EARTHLINK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EARTHLINK, INC.
1375 Peachtree Street, NW
Atlanta, Georgia 30309
(404) 815-0770

March 30, 2007

Dear Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of EarthLink, Inc., which will be held at 4:00 p.m. (local time) on Tuesday, May 1, 2007, at our offices at 1375 Peachtree Street, NW, Atlanta, Georgia.

The principal business of the 2007 Annual Meeting of Stockholders will be (i) the election of Class II directors and (ii) the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007. We will also review our results for the past fiscal year and report on significant aspects of our operations during the first quarter of 2007.

If you do not attend the 2007 Annual Meeting of Stockholders, you may vote your shares in any of three ways—by mail, by telephone or by Internet. The enclosed proxy card materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the 2007 Annual Meeting of Stockholders, we encourage you to vote in the method that suits you best so that your shares will be voted at the 2007 Annual Meeting of Stockholders. If you decide to attend the 2007 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Thank you, and we look forward to seeing you at the 2007 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

Robert M. Kavner
Chairman of the Board

EARTHLINK, INC.
1375 Peachtree Street, NW
Atlanta, Georgia 30309
(404) 815-0770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of EarthLink, Inc. will be held at 4:00 p.m. (local time), on Tuesday, May 1, 2007, at 1375 Peachtree Street, NW, Atlanta, Georgia. The meeting is called for the following purposes:

1.                To elect Class II directors for a three-year term;

2.                To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3.                To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2007 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

Robert M. Kavner
Chairman of the Board

Atlanta, Georgia
March 30, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, PLEASE VOTE YOUR SHARES BY MAIL WITH THE ENCLOSED PROXY CARD, BY TELEPHONE OR BY INTERNET SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU WISH, YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

EARTHLINK, INC.
1375 Peachtree Street, NW
Atlanta, Georgia  30309

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held May 1, 2007

This Proxy Statement is furnished by and on behalf of the Board of Directors of EarthLink, Inc. in connection with the solicitation of proxies for use at the 2007 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 1, 2007, at our offices at 1375 Peachtree Street, NW, Atlanta, Georgia, and at any adjournments or postponements thereof. This Proxy Statement and the enclosed proxy card will be mailed on or about March 30, 2007 to our stockholders of record on March 15, 2007, the record date.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY ANY OF THE THREE AVAILABLE METHODS—BY MAIL, BY TELEPHONE OR BY INTERNET. IF YOU VOTE BY MAIL, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the 2007 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted FOR the proposals set forth in this Proxy Statement. The submission of a signed proxy will not affect a stockholder’s right to attend and to vote in person at the 2007 Annual Meeting of Stockholders. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with our Corporate Secretary either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the 2007 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend and vote at the 2007 Annual Meeting of Stockholders.

Only holders of record of Common Stock as of the close of business on March 15, 2007 will be entitled to vote at the 2007 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2007 Annual Meeting of Stockholders. As of the close of business on the record date, there were 123,235,093 shares issued and outstanding.

Quorum Required

According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2007 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Vote Required

Under rules of self-regulatory organizations governing brokers, brokers holding shares of record for customers generally are entitled to vote on routine matters without voting instructions from their customers. The election of directors and the ratification of the appointment of Ernst & Young LLP are considered routine matters.

Under our certificate of incorporation, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Our Corporate Governance Guidelines contain a policy that requires any nominee for director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than votes “for” such election to tender his or her resignation to the Board of Directors. The following summarizes this policy. The policy is available for review at the following website, www.earthlink.net. The policy may be reviewed by clicking “About Us,” then “Investor Relations,” then “Corporate Governance” and then “Corporate Governance Guidelines.”

•       The Corporate Governance and Nominating Committee (or such other group of directors as is designated in the policy) (the Committee”) shall evaluate our best interests and the best interests of our stockholders and shall recommend to the Board of Directors the action to be taken with respect to such tendered resignation. In reaching its recommendation, the Committee shall consider all factors it deems relevant. If a resignation is accepted by Committee, the Committee will recommend to the Board of Directors whether to fill the resulting vacancy or reduce the size of the Board of Directors.

•       The Board of Directors shall act on the Committee’s recommendation. In acting on the Committee’s recommendation, the Board of Directors will consider all of the factors considered by the Committee and such additional factors as it deems relevant.

•       Following the Board of Directors’ determination, we shall promptly publicly disclose in a document furnished or filed with the Securities and Exchange Commission, or SEC, the Board of Directors’ decision and an explanation of how the decision was reached.

•       A director who is required to tender his or her resignation in accordance with our Corporate Governance Guidelines shall not be present during deliberations or voting of the Committee or the Board of Directors regarding whether to accept his or her resignation. Prior to voting, the Committee and the Board of Directors will afford the affected director an opportunity to provide the Committee or the Board of Directors with any information that he or she deems relevant.

With respect to the other matter to be voted upon at the 2007 Annual Meeting of Stockholders, ratifying the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2007 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

With respect to any other matters that may come before the 2007 Annual Meeting of Stockholders, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

Our certificate of incorporation provides that we shall have at least two and not more than 17 directors, with the exact number to be fixed by resolution of the Board of Directors from time to time or by a majority vote of the stockholders entitled to vote on directors. The current size of the Board of Directors is fixed at seven, and we currently have seven directors. The Board of Directors held 11 meetings during the year ended December 31, 2006. During 2006, each member of the Board of Directors attended at least 88% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served.

As established in our certificate of incorporation, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III, which classes are to have as nearly equal number of directors as possible. The current seven-member Board of Directors consists of three Class I members, two Class II members and two Class III members. The term for each class is three years, which expires at the third succeeding Annual Meeting of Stockholders after the respective class election. The term for our Board of Directors’ Class II directors expires at this year’s 2007 Annual Meeting of Stockholders.

Nominees Standing for Election

The Board of Directors has nominated Terrell B. Jones and Linwood A. Lacy, Jr. for election as Class II directors to the Board of Directors at the 2007 Annual Meeting of Stockholders, each to serve until the 2010 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that each of these nominees is “independent” as discussed below under “Corporate Governance Matters—Director Independence.”

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2007 Annual Meeting of Stockholders:

Terrell B. Jones—Class II Director

Age: 59

Mr.  Jones has served on our Board of Directors since October 2003. Mr. Jones currently is a self-employed consultant. Mr. Jones served as President and Chief Executive Officer of Travelocity.com Inc., a provider of online travel reservation capabilities, from January 1998 through May 2002. Mr. Jones served as a director of Travelocity.com Inc. from March 2000 through May 2002. Prior to that time, Mr. Jones served in a number of executive officer positions with Sabre Inc. and Sabre Holdings Corporation, including Chief Information Officer. Mr. Jones is managing partner of Essential Ideas, a consulting firm, and also serves as a special venture partner of General Catalyst Partners, a venture capital firm. Mr. Jones is Chairman of Kayak Software Corporation and a member of the Board of Directors of Rearden Commerce, Inc.

Linwood A. Lacy, Jr.—Class II Director

Age: 61

Mr.  Lacy has served on our Board of Directors since February 2000 when EarthLink Network, Inc., or EarthLink Network, merged with MindSpring Enterprises, Inc., or MindSpring, and was a member of the Board of Directors of EarthLink Network from June 1996 until its merger with MindSpring. Mr. Lacy currently is a private investor. Mr. Lacy was the Chairman of 4Sure.com, Inc. from June 1998 to July 2001. From October 1996 to October 1997, he served as President and Chief Executive Officer of Micro

Warehouse Incorporated. From 1985 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries Inc. From June 1995 until April 1996, he was President and Chief Executive Officer of Ingram Industries Inc., and from April 1996 to May 1996, he served as its Vice Chairman. Mr. Lacy serves as a member of the Board of Directors of Ingram Industries Inc. and Netgear, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Directors Not Standing for Election

Below is certain biographical information furnished to us by each of the directors not subject to a vote at the 2007 Annual Meeting of Stockholders.

Marce Fuller—Class I Director

Age: 46

Ms.  Fuller has served on our Board of Directors since October 2001. She was the President and Chief Executive Officer of Mirant Corporation, or Mirant, a U.S. marketer of power and natural gas, from July 1999 to September 30, 2005, and served as a member of Mirant’s Board of Directors until January 2, 2006. From September 1997 to July 1999, Ms. Fuller served as President and Chief Executive Officer of the Mirant Americas Energy Marketing division of Mirant. From May 1996 to September 1997, Ms. Fuller was Senior Vice President of Mirant’s North American operations and business development, and from February 1994 to May 1996, she was Mirant’s Vice President for domestic business development. Mirant filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in July 2003. Mirant emerged from bankruptcy protection in January 2006 and continues to operate as an ongoing business. Ms. Fuller serves on the Board of Directors of Curtiss-Wright Corporation, Benevolink, the President’s International Board of Advisors of the Philippines and the Leadership Board of the College of Engineering, University of Alabama.

Robert M. Kavner—Class I Director

Age: 63

Mr.  Kavner has served on our Board of Directors since February 2001 and has been Chairman of the Board of Directors since March 2005. He was a member of the Board of Directors of EarthLink Network, until its merger with MindSpring in February 2000. Since 1995, Mr. Kavner has been a venture capital investor in technology companies and currently serves as a member of the Board of Directors of Idealab, Inc., Shop.com, Pandora Media and IronPort Systems. From January 1996 through December 1998, he served as President and Chief Executive Officer of On Command Corporation, a provider of on-demand video for the hospitality industry. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T including Senior Vice President and Chief Financial Officer, Chief Executive Officer of the Multimedia Products and Services Group, and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T’s Executive Committee.

Thomas E. Wheeler—Class I Director

Age: 60

Mr.  Wheeler has served on our Board of Directors since July 2003. Mr. Wheeler is a managing director of Core Capital Partners, a venture capital fund, and President and Chief Executive Officer of Shiloh Group, LLC, a strategy development and private investment company specializing in telecommunications services. From 1992 through October 2003, Mr. Wheeler served as the President and Chief Executive Officer of the Cellular Telecommunications & Internet Association. Mr. Wheeler is President of the Foundation for the National Archives and Chairman of VSA (Very Special Arts). Mr. Wheeler serves on the Board of Directors of HELIO, Inc., the management company of HELIO LLC, or HELIO. HELIO is a joint venture formed by EarthLink and SK Telecom Co., Ltd., or SK Telecom, to market mobile communications services and handsets to consumers in the U.S.

Sky D. Dayton—Class III Director

Age: 35

Mr.  Dayton is the Chief Executive Officer and a member of the Board of Directors of HELIO, our joint venture with SK Telecom. Mr. Dayton founded EarthLink Network in May 1994, serving as Chief Executive Officer from the company’s inception until May 1996; as executive Chairman until February 2000; and as our non-executive Chairman from August 2000 until March 2005. Mr. Dayton is the founder or co-founder of several other companies, including Boingo Wireless, Inc. where he serves as non-executive Chairman. He is a member of the Board of Directors of Business.com, Inc. and eCompanies, LLC; a founding partner of eCompanies Venture Group, LP; and a partner in Evercore Ventures. Mr. Dayton serves on the advisory boards of Mitsui & Co. and the Center for Public Leadership at the John F. Kennedy School of Government at Harvard University.

William H. Harris, Jr.—Class III Director

Age: 51

Mr.  Harris has served on our Board of Directors since October 2003. Mr. Harris currently is a private investor. From October 1999 through March 2000, Mr. Harris served as Chief Executive Officer of PayPal, Inc. From 1993 through 1999, Mr. Harris served as the Executive Vice President and then subsequently as Chief Executive Officer of Intuit Inc. Mr. Harris serves as Chairman of the Board of Directors of WebSideStory, Inc. and as a member of the Board of Directors of Global Cash Access Holdings, Inc. and several privately-held corporations.

Committees of the Board of Directors

We have the following standing committees of our Board of Directors: Leadership and Compensation Committee, Audit Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee has a charter which is available for review at the following website, www.earthlink.net. The charters may be found by clicking “About Us,” then “Investor Relations” and then “Corporate Governance.”

Leadership and Compensation Committee

The Leadership and Compensation Committee presently consists of Mr. Lacy (Chairperson), Mr. Harris and Mr. Wheeler. The Leadership and Compensation Committee met six times during the year ended December 31, 2006. The Leadership and Compensation Committee establishes and approves cash and long-term incentive compensation for our executive officers and directors. The Leadership and Compensation Committee also administers our equity-based compensation plans and deferred compensation plan. The Board of Directors has determined that the members of our Leadership and Compensation Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc., or NASD, Listing Standards for Nasdaq-listed companies.

Audit Committee

The Audit Committee presently consists of Ms. Fuller (Chairperson), Mr. Jones and Mr. Kavner. The Audit Committee met 11 times during the year ended December 31, 2006. The Audit Committee is responsible for selecting our independent registered public accounting firm, reviewing the results and scope of audits and other services provided by our independent registered public accounting firm, reviewing the results and scope of audits performed by our internal auditing department, and reviewing and evaluating our financial reporting and disclosure processes and internal control functions, including management’s evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that the members of our Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended. In addition, the Board of Directors has determined that all members of our Audit Committee are financially literate as prescribed by the NASD Listing Standards and that Mr. Kavner is an “audit committee financial expert,” within the meaning of the regulations promulgated by the SEC. No member of the Audit Committee received any payments in 2006 from us or our subsidiaries other than compensation received as a director of EarthLink.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee presently consists of Mr. Kavner (Chairperson), Ms. Fuller, Mr. Harris, Mr. Jones, Mr. Lacy and Mr. Wheeler. The Corporate Governance and Nominating Committee met four times during the year ended December 31, 2006. The Corporate Governance and Nominating Committee is responsible for overseeing our corporate governance principles, guidelines and practices, and identifying, nominating, proposing and qualifying nominees for open seats on the Board of Directors. The Board of Directors has determined that the members of our Corporate Governance and Nominating Committee are independent as defined in Rule 4200(a)(15) of the NASD Listing Standards for Nasdaq-listed companies.

Finance Committee

The Finance Committee presently consists of Mr. Kavner (Chairperson), Mr. Lacy and Mr. Wheeler. The Finance Committee met six times during the year ended December 31, 2006. The Finance Committee is responsible for reviewing and evaluating strategic decisions regarding a material expansion of or exit from existing lines of business, entry into new lines of business proposed to be made by us, acquisitions of businesses and assets, and in some cases, making recommendations regarding proposed investments and strategic decisions to the Board of Directors for its consideration and approval. The Finance Committee charter requires that at least a majority of its members be independent directors.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Committee deems appropriate. The Corporate Governance and Nominating Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our certificate of incorporation. In addition to the Corporate Governance and Nominating Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Corporate Governance and Nominating Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.earthlink.net by selecting the following links: “About Us,” then “Investor Relations” and then “Corporate Governance.”

As required by our certificate of incorporation, any stockholder recommendation for a nominee for director to be voted upon at the 2008 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary no later than 90 days in advance of our 2008 Annual Meeting of Stockholders, which currently is scheduled for May 6, 2008. In addition, the stockholder’s notice must include (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of shares entitled to vote at the applicable meeting and intends to appear in person or by proxy at the applicable meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) all other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the then-current proxy rules of the SEC if the nominees were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director if elected. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2008 Annual Meeting of Stockholders, discussed later in this Proxy Statement.

When evaluating prospective nominees, the Corporate Governance and Nominating Committee considers the current composition of the Board of Directors and the characteristics of each individual under consideration, including the individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other qualities the committee deems appropriate. When considering a director standing for re-election as a nominee, in addition to the attributes described above, the Corporate Governance and Nominating Committee also considers that individual’s past contribution and future commitment to EarthLink. The Corporate Governance and Nominating Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. Additionally, the Corporate Governance and Nominating Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Corporate Governance and Nominating Committee will also seek to ensure that the Board of Directors, and consequently the Audit Committee, will have at least three independent members that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an audit committee financial expert.

There is no difference in the manner by which the Corporate Governance and Nominating Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with our Board of Directors by sending written correspondence to EarthLink, Inc., Attention: Chairperson of the Corporate Governance and Nominating Committee, 1375 Peachtree Street, NW, Mail Stop 1A7-14, Atlanta, Georgia, 30309. We do not screen correspondence for content but may screen regular incoming mail for security reasons. The Chairperson of the Corporate Governance and Nominating Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairperson of the Corporate Governance and Nominating Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board of Directors or other appropriate body.

Director Independence

The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 4200(a)(15) of the listing standards for Nasdaq listed companies and on an overall review of transactions and relationships, if any, between the director and us.

In January 2007, the Board of Directors undertook its annual review of director independence. During this review, the Board of Directors considered transactions and relationships, if any, between each director or any member of his or her immediate family and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board of Directors has determined that Ms. Fuller and Messrs. Harris, Jones, Kavner, Lacy and Wheeler are independent. Our Director who is not independent, as determined by the Board of Directors, is Mr. Dayton who is the Chief Executive Officer of HELIO, our joint venture with SK Telecom, and Chairman of Boingo Wireless, Inc., with which we engage in a commercial relationship.

In making these determinations, the Board of Directors considered that in the ordinary course of business, transactions may occur between us and companies at which some of our directors are or have been outside directors. The Board of Directors determined that the applicable director’s independence was not affected due to the immaterial nature of the transaction and the fact that the director is not a member of management of the applicable company.

The independent directors of the Board of Directors meet in executive session at least quarterly.

Annual Performance Evaluations

Our Corporate Governance Guidelines provide that the Board of Directors and its Committees shall conduct an annual evaluation to assess and enhance their effectiveness. The Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Board of Directors, Audit Committee, Leadership and Compensation Committee and Corporate Governance and Nominating Committee each conducted an annual self-evaluation process during 2006.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings. At the time of our 2006 Annual Meeting of Stockholders, we had eight directors. Seven of the eight directors were present at the 2006 Annual Meeting of Stockholders.

Codes of Ethics

We have adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers. We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. Copies of each of these codes may be found at the following website, www.earthlink.net. You will find the codes by selecting the following links: “About Us,” then “Investor Relations” and then “Corporate Governance.”

Corporate Governance and Nominating Committee Report

The Corporate Governance and Nominating Committee’s overall purposes are to (a) oversee our corporate governance principles, guidelines and practices, including compliance with our Code of Business Conduct and Ethics, and (b) identify, interview, qualify and nominate individuals to stand for election to or fill any vacant seats on the Board of Directors. The Corporate Governance and Nominating Committee of the Board of Directors is comprised entirely of independent directors.

The Corporate Governance and Nominating Committee operates under a written charter. During the past year, the Corporate Governance and Nominating Committee has reviewed and reassessed its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Corporate Governance and Nominating Committee.

Among the Corporate Governance and Nominating Committee’s activities during 2006 and to date in 2007 were the following:

•       Adding to our Corporate Governance Guidelines a policy requiring a director nominee to tender his or her resignation if he or she receives in an uncontested election a greater number of votes “withheld” than votes “for” and setting forth the Board of Directors’ procedures for considering that resignation.

•       Re-naming the Compensation Committee the Leadership and Compensation Committee in order to highlight the importance of this Committee’s activities in regularly evaluating the “talent” levels within our management team and regularly considering succession planning.

•       Amending the Audit Committee Charter in order to formalize this Committee’s activities in reviewing the potential effect of material financing activities and investments and acquisitions by us on our financial statements and internal controls.

Also, in connection with the 2007 Annual Meeting of Stockholders, the Corporate Governance and Nominating Committee reviewed each director’s independence and affirmed that, other than Mr. Dayton, each is independent based on the independence standards outlined in the NASD Listing Standards for Nasdaq-listed companies and other standards considered by the Committee. Additionally, the Corporate Governance and Nominating Committee reviewed the qualifications of each of the Class II directors nominated and determined that each nominee qualified for re-election at the 2007 Annual Meeting of Stockholders.

Submitted by: Corporate Governance and Nominating Committee
Robert M. Kavner (Chairperson)
Marce Fuller
William H. Harris, Jr.
Terrell B. Jones
Linwood A. Lacy, Jr.
Thomas E. Wheeler

The Corporate Governance and Nominating Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Director Compensation

The following table presents information relating to total compensation of our directors for the year ended December 31, 2006, other than Charles G. Betty, our former Chief Executive Officer who did not receive additional compensation as a director and whose compensation is included in the Summary Compensation Table elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Sky D. Dayton(2)	$—	$15,000		$37,300		$—	$—	$—	$52,300
Marce Fuller	64,500	25,625	(3)	48,590	(4)	—	—	—	138,715
William H. Harris, Jr.	40,000	25,625	(3)	56,804	(4)	—	—	—	122,429
Terrell B. Jones	44,000	25,625	(3)	56,804	(4)	—	—	—	126,429
Robert M. Kavner	75,500	25,625	(3)	48,590	(4)	—	—	—	149,715
Linwood A. Lacy, Jr.	19,000	60,625	(3)(5)	48,590	(4)	—	—	—	128,215
Thomas E. Wheeler	115,000	25,625	(3)	54,384	(4)	—	—	—	195,009

(1)             Stock awards and option awards compensation represents the amount of compensation cost recognized during the year ended December 31, 2006 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.”  The awards for which expense is shown in this table include the awards granted during 2006, as well as awards granted prior to 2006 for which we continued to recognize expense in 2006.

(2)             As a non-independent director, Mr. Dayton did not receive compensation as a director in 2006. However, we continued to recognize compensation cost for stock awards and option awards granted to Mr. Dayton prior to 2006 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment.”

(3)             Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on July 25, 2006, we granted restricted stock units valued at $30,000 to each independent director. The number of restricted stock units granted to each of these directors was 4,184 shares, which was based on the closing price of EarthLink Common Stock on the date of grant, or $7.17 per share. The restricted stock units vest and become exercisable 25% on each of the next four anniversary dates of the date of grant.

(4)             Pursuant to the EarthLink, Inc. Board of Directors Compensation Plan, on January 3, 2006, we granted 10,000 options to purchase EarthLink Common Stock to each independent director. The exercise price of these options is $11.37 per share, which represents the fair market value of the underlying shares of Common Stock on the date the options were granted. The grant-date fair value of the stock options granted was $4.55 per share. The options vest and become exercisable 25% on each of the next four anniversary dates of the date of grant.

(5)             Mr. Lacy elected to defer the receipt of cash for certain of his director fees in accordance with the Deferred Compensation Plan for Directors and Certain Key Employees. Mr. Lacy received 1,496 Phantom Share Units on January 24, 2006 in consideration of $17,500 of director fees, which was based on the closing price of EarthLink Common Stock on the payment date, or $11.70 per share. Mr. Lacy received 2,441 Phantom Share Units on July 25, 2006 in consideration of $17,500 of director fees, which was based on the closing price of EarthLink Common Stock on the payment date, or $7.17 per share. The Phantom Share Units will be converted and distributed to Mr. Lacy, without payment, in shares of Common Stock on a unit-for-share basis upon certain events, as defined in the participation agreement for the Deferred Compensation Plan for Directors and Certain Key Employees. Based on the closing price per share of EarthLink Common Stock on December 29, 2006 of $7.10 per share, Mr. Lacy did not have any earnings in 2006 under the Deferred Compensation Plan for Directors and Certain Key Employees.

During 2006, we paid each independent director an annual retainer of $25,000 for serving on the Board of Directors, paid semi-annually. We paid the Chairperson of the Leadership and Compensation Committee, the Chairperson of the Finance Committee and the Chairperson the Corporate Governance and Nominating Committee an additional annual retainer of $10,000 for serving in such capacity, paid semi-annually. We paid the chairperson of the Audit Committee an additional annual retainer of $20,000 for serving in such capacity, paid semi-annually. We paid the Chairman of the Board of Directors an additional annual retainer of $10,000, paid semi-annually. The independent director designated to serve on the Board of Directors of HELIO received an additional $60,000 annual retainer, paid semi-annually. Mr. Wheeler is our independent director who is serving on the HELIO Board of Directors.

During 2006, we paid each independent member of the Board of Directors and each committee $1,000 for each full Board of Directors and committee meeting he or she attended in person ($500 if he or she attended telephonically). We also reimbursed directors for the expenses they incurred in attending meetings of the Board of Directors or committees thereof. The independent director designated to serve on the Board of Directors of HELIO was paid $1,000 for each full HELIO Board of Directors and committee meeting he or she attended in person and $500 for each full HELIO Board of Directors and committee meeting he or she attended telephonically.

Independent directors receive an initial grant of options to purchase 15,000 shares of Common Stock when they join the Board of Directors. In addition, independent directors receive options to purchase 10,000 shares of Common Stock on the first business day of each year. These options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, generally have a ten-year term and vest in 25% increments per year over a four-year period.

Each independent director also receives a grant of restricted stock units each year covering stock valued at $30,000 at the time of the grant. The first grant of restricted stock units was made in October 2003, and subsequent grants are made in July of each year. The restricted stock units vest over a four-year period or upon an earlier change in control, and upon vesting the director will receive shares of Common Stock. Directors may defer receipt of cash payments and stock to be received under restricted stock units in accordance with our Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

The independent director designated to serve on the Board of Directors of HELIO also has received an appreciation right for service on the HELIO Board of Directors. The appreciation right provides for a cash payment from us to the independent director based on the increase in value of 100,000 shares of HELIO common stock. The appreciation right vests in 25% increments per year over a four-year period and will vest in full in the event that we or HELIO has a change in control. Also, the independent director will be entitled to an additional 24 months of vesting if we terminate the independent director as our representative on the Board of Directors of HELIO without cause.

We pay certain program fees and associated travel expenses for each director to participate in relevant director education programs.

During 2006 we did not pay additional compensation to directors who were not independent for their service as directors but do reimburse such directors for expenses incurred in attending meetings of the Board of Directors and its committees.

The Leadership and Compensation Committee periodically considers our directors compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. In light of these considerations, effective January 1, 2007 the annual retainer of each director increased to $35,000 and the additional annual retainer of the Chairman of the Board increased to $20,000. The Leadership and Compensation Committee also periodically reviews the compensation policies of other public company boards of directors by reviewing market surveys of director compensation data prepared by third party consulting firms, including a survey of technology companies.

On January 25, 2007, the Leadership and Compensation Committee determined to temporarily increase the amount of the Chairman of the Board’s annual retainer fee in recognition of the additional director duties being undertaken by the Chairman of the Board during the period (commencing November 21, 2007) that we have an interim President and Chief Executive Officer. The Chairman of the Board will receive an additional retainer of $30,000 a quarter during this period.

We also have a deferred compensation plan in which directors may participate. This plan is described on page 27 of this Proxy Statement.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors, and serve until they resign, are removed or are otherwise disqualified to serve, or until their successors are elected and qualified. Our executive officers presently include: Linda W. Beck, Donald B. Berryman, Samuel R. DeSimone, Jr., Kevin M. Dotts, Craig I. Forman, Michael C. Lunsford and Christopher E. Putala. The following sets forth biographical information for our executive officers.

Linda W. Beck—President, New Edge Networks

Age: 43

Ms.  Beck has served as our President, New Edge Networks since January 2, 2007. Prior to that she served as our Executive Vice President and General Manager of Business Solutions since September 2005. Prior to that, Ms. Beck served as our Executive Vice President, Operations from September 2000 to September 2005. Following the merger of EarthLink Network and MindSpring in February 2000 and until September 2000, Ms. Beck served as Vice President, Engineering. She held similar positions at both MindSpring from February 1999 to February 2000 and Netcom from September 1996 to February 1999. Before joining Netcom in 1996, Ms. Beck served in a variety of positions at Sybase, GTE, Amdahl and the National Security Agency. Ms. Beck serves on the Board of Directors of Tellabs Inc.

Donald B. Berryman—Executive Vice President and President, Municipal Networks

Age: 48

Mr.  Berryman has served as our Executive Vice President and President, Municipal Networks since September 2005. Prior to that, Mr. Berryman served as our Executive Vice President, Customer Support from November 2002 to September 2005. Prior to that, from May 2000 to November 2002, Mr. Berryman served as the President and Chief Executive Officer of IdentityNow, Inc., a privately-held company which is the parent company of American Identity, Inc. Mr. Berryman served as the Senior Vice President of APAC Customer Services, Inc. from January 1997 to May 2001. From March 1993 to January 1997, Mr. Berryman served as Vice President and General Manager of APAC’s Service Solutions Group. Mr. Berryman also has served in executive positions at Ryder Truck Rental and USA TODAY.

Samuel R. DeSimone, Jr.—Executive Vice President, General Counsel and Secretary

Age: 47

Mr.  DeSimone has served as our Executive Vice President, General Counsel and Secretary since February 2000. Prior to that, Mr. DeSimone served in such capacities at MindSpring since November 1998. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and a partner with Lane Powell Spears Lubersky of Portland, Oregon.

Kevin M. Dotts—Executive Vice President and Chief Financial Officer

Age: 43

Mr.  Dotts has served as our Executive Vice President and Chief Financial Officer since April 2004 and has served as our Principal Accounting Officer since April 2003. From July 2002 to April 2004, Mr. Dotts served as our Vice President, Finance. Prior to joining us, Mr. Dotts served as a Manager, Finance at GE Energy Services from August 1999 to July 2002 and as Vice President, Financial Planning and Analysis at NBC, a division of GE, from November 1997 to August 1999. Prior to joining NBC in November 1997, Mr. Dotts served in a variety of finance leadership positions at General Electric since

1987, including positions at GE Aerospace, GE Corporate Audit, and GE Plastics, both domestically and internationally.

Craig I. Forman—Executive Vice President and President, Access and Audience

Age: 45

Mr.  Forman has served as our Executive Vice President and President, Access and Audience since March 2007. Mr. Forman joined us as Executive Vice President and President, Value Added Services in March 2006. From February 2004 to December 2005, Mr. Forman was Vice President and General Manager of Media and Information at Yahoo! Inc. Prior to that, Mr. Forman was co-founder and Chief Executive Officer of Success Television and MyPrimeTime, Inc., a privately-held television production company, from June 1999 to February 2004. Mr. Forman also has served as an operating executive at Time Warner Inc.’s CNN and Time Inc. divisions, as well as in a variety of executive and editorial positions at Dow Jones & Company, Inc. and Infoseek Corporation.

Michael C. Lunsford—Interim President and Chief Executive Officer

Age: 39

Mr.  Lunsford has served as our interim President and Chief Executive Officer since November 21, 2006 when our former President and Chief Executive Officer, Charles G. Betty, took a leave of absence for health reasons. Prior to that, Mr. Lunsford served as our Executive Vice President and President, Access and Voice since September 2005. Prior to September 2005, Mr. Lunsford served as our Executive Vice President, Marketing and Products from March 2004 to September 2005. Prior to that, Mr. Lunsford served as our Executive Vice President, Products from April 2002 to March 2004 and as our Executive Vice President, Strategic Brand Marketing from August 2001 to April 2002. Mr. Lunsford served as Executive Vice President, Broadband Services from February 2000 to August 2001, and in that same role for EarthLink Network from November 1999 until its merger with MindSpring in February 2000. Prior to that, Mr. Lunsford was EarthLink Network’s Vice President of Special Projects, a position he held from the beginning of his employment with EarthLink Network in March of 1999. Before joining EarthLink Network, Mr. Lunsford was a Director with Scott, Madden & Associates, a management consulting firm, from 1995 to 1999. Prior to that, Mr. Lunsford worked for Andersen Consulting.

Christopher E. Putala—Executive Vice President, Public Policy

Age: 45

Mr.  Putala has served as our Executive Vice President, Public Policy since August 2005. From February 2004 to July 2005, Mr. Putala was the principal of PutalaStrategies, a public policy consulting firm providing government relations services to telecommunications and technology clients. From August 1998 to January 2004, he served as the vice president for congressional affairs at the Cellular Telecommunications & Internet Association. From 1989 to August 1998, Mr. Putala served as a senior staff member on the Senate Judiciary Committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the NASD. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information concerning the beneficial ownership of our issued and outstanding Common Stock by (I) those persons known by management to own beneficially more than 5% of our issued and outstanding Common Stock, (ii) our directors, (iii) the executive officers identified as “Named Executive Officers” in the Summary Compensation Table on page 29 of this Proxy Statement, and (iv) all of our directors and officers as a group. Except as otherwise indicated in the footnotes below, such information is provided as of February 28, 2007. According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise.

Name and Address of Beneficial Owners (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Linda W. Beck	389,874	(3)	*
Donald B. Berryman	159,999	(4)	*
Sky D. Dayton	2,392,878	(5)	1.9%
Kevin M. Dotts	178,378	(6)	*
Marce Fuller	79,848	(7)	*
William H. Harris, Jr.	31,253	(8)	*
William S. Heys	500,670	(9)	*
Terrell B. Jones	31,253	(10)	*
Robert M. Kavner	130,709	(11)	*
Linwood A. Lacy, Jr.	551,276	(12)	*
Michael A. Lunsford	498,730	(13)	*
Thomas E. Wheeler	31,253	(14)	*
Artisan Partners Limited Partnership	6,798,900	(15)	5.5%
Barclays Global Investors, N.A.	8,368,433	(16)	6.8%
Coghill Capital Management, L.L.C.	7,025,801	(17)	5.7%
Steel Partners II, LLC	7,500,522	(18)	6.1%
Sterling Capital Management LLC	10,319,649	(19)	8.4%
All directors and executive officers as a group (15 persons)	5,404,748	(20)	4.4%

                 * Represents beneficial ownership of less than 1.0% of our Common Stock.

       (1) Except as otherwise indicated by footnote below or in any applicable Schedule 13G or Form 13F, (i) the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

       (2) Beneficial ownership is determined in accordance with the rules of the SEC based on factors such as voting and investment power with respect to shares of Common Stock.

       (3) Includes options to purchase 384,624 shares of Common Stock.

       (4) Includes options to purchase 149,999 shares of Common Stock.

       (5) Includes 2,330,378 shares of Common Stock held indirectly through The Dayton Family Trust of 1999, of which Mr. Dayton is a trustee. Also includes options to purchase 62,500 shares of Common Stock.

       (6) Includes options to purchase 175,000 shares of Common Stock.

       (7) Includes options to purchase 70,000 shares of Common Stock and a deemed investment in 5,003 shares of Common Stock pursuant to our Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

       (8) Includes options to purchase 26,250 shares of Common Stock.

       (9) Includes options to purchase 489,077 shares of Common Stock.

(10) Represents options to purchase 26,250 shares of Common Stock and a deemed investment in 5,003 shares of Common Stock pursuant to our Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

(11) Includes options to purchase 70,000 shares of Common Stock.

(12) Includes options to purchase 65,000 shares of Common Stock and a deemed investment in 16,226 shares of Common Stock pursuant to our Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

(13) Includes options to purchase 491,975 shares of Common Stock.

(14) Includes options to purchase 26,250 shares of Common Stock.

(15) Represents beneficial ownership as of December 31, 2006, according to the Schedule 13G filed by Artisan Partners Limited Partnership on January 26, 2007. The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(16) Represents beneficial ownership as of December 31, 2006 according to the Schedule 13G filed by Barclays Global Investors, NA, on January 23, 2007. The address for Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA, 94105.

(17) Represents beneficial ownership as of December 31, 2006 according to the Schedule 13G/A filed by Coghill Capital Management, L.L.C. on February 15, 2007. The address for Coghill Capital Management, L.L.C. is 1 N. Wacker Drive, Suite 4350, Chicago, IL 60606.

(18) Represents beneficial ownership as of December 31, 2006 according to the Form 13F filed by Steel Partners, LLC on February 13, 2007. The address for Steel Partners II, LLC is 590 Madison Avenue, 32nd Floor, New York, NY 10022.

(19) Represents beneficial ownership as of February 14, 2007 according to the Schedule 13G filed by Sterling Capital Management LLC on February 14, 2007. The address for Sterling Capital Management LLC is 4064 Colony Road, Suite 300, Charlotte, NC 28211.

(20)   Includes options and warrants to purchase an aggregate of 2,462,174 shares of Common Stock and includes deemed investments in 26,232 shares of Common Stock pursuant to our Deferred Compensation Plan for Directors and Certain Key Employees (described elsewhere in this Proxy Statement).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Guiding Philosophy.   Our primary goals with respect to executive compensation are to attract and retain the most talented executives, to tie annual and long-term cash and stock incentives to achievement of performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, we use a “Total Rewards” approach establishing a compensation package of separate, but integrated components, including: base salary, short-term annual cash incentives, long-term equity incentives and benefits. Compensation decisions take into account business strategy, internal consistency, external market competitiveness in light of general economic trends, individual and business performance and company affordability.

Leadership and Compensation Committee.   As described on page 5 of this Proxy Statement, we have a Leadership and Compensation Committee of the Board of Directors, or Committee, that consists of Messrs. Lacy (Chairperson), Harris and Wheeler. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, www.earthlink.net. This charter is reviewed annually by the Committee and was last amended on October 25, 2006. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code) and “independent directors” (within the meaning of Rule 4200(15) of the Rules of NASDAQ and the independence standards of our Corporate Governance Guidelines). In addition, no Committee member is a current or former employee of us or any of our subsidiaries. While the Committee’s charter does not specify qualifications required for Committee members, Messrs. Lacy and Harris have each been members of other public company boards of directors and are each former chief executive officers of public companies and Mr. Wheeler is a managing director of a venture capital fund which has ownership positions in numerous technology companies.

Board of Directors and Committee Process.   The Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of our Chief Executive Officer and annually evaluates the performance of our Chief Executive Officer in light of those goals and objectives. The Committee establishes the cash and short-term incentive compensation for our executive officers and the members of our Board of Directors and its committees. The Committee also administers our equity-based compensation plans and deferred compensation plans. The Committee also conducts a review on at least an annual basis of our management “talent” levels and management succession planning.

The Chairperson of the Committee works with our Executive Vice President, Human Resources in establishing the agenda for Committee meetings. Management personnel reporting to the Executive Vice President, Human Resources, prepare materials for the Committee using market data from both broad-based and targeted national compensation surveys. Competitive industry analysis is enhanced through review of peer company proxy data, professional research consortiums and nationally recognized compensation databases.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties. During 2006, the Committee retained an external compensation consultant to review the analysis and recommendations prepared by management and to provide alternative market data and guidance on policy development and administration. The consultant participated in all Committee meetings throughout the year, reviewed materials in advance, and provided to the Committee additional data on market trends and overall compensation design. The role of the consultant is to provide advice and counsel. The Committee does not delegate authority to this consultant or to other parties.

The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Elements of Executive Compensation.   The Committee does not have a specific mix of compensation components that it targets, but its intent is to make each component of total direct compensation (including base salary, annual cash incentives, and long-term equity incentives) competitive with other companies of similar size and stage of development operating in the technology and telecommunications sectors, while taking into account our relative performance and our own strategic goals. The Committee employs the same principles and intent with regard to our Chief Executive Officer’s compensation; that is, examining each component of total direct compensation with the intent to be competitive to the market. As detailed below, based on its review, the Committee believes total direct compensation for our executive officers is within the range of compensation offered by peer companies, is reasonable, and not excessive.

To ensure that our compensation programs are properly benchmarked, the Committee compares our compensation practices to peer groups using published survey and proxy data. Management provides the Committee with comparisons for base salary, total annual cash compensation (base salary plus annual incentives), target annual incentive levels, and total direct compensation (base salary, annual cash incentives, and long-term equity incentives). Data sources for executive compensation trends in 2006 included iQuantic/Buck Consultants’ Executive Compensation Survey and Clark/Pearl Meyer and Partners’ Executive Compensation Database. High tech companies within these databases were selected to establish a peer group which was further refined by total revenue ($1 to $3 billion) and similar market capitalization to ensure accurate comparisons. Peer companies selected are listed below:

Adobe Systems Incorporated	Jet Propulsion Laboratory
Agere Systems Inc.	Hughes Network Systems
Alcatel USA, Inc.	KLA-Tencor Corporation
American Power Conversion Corporation	Lawrence Livermore National Laboratory
Analog Devices, Inc.	Kyocera Wireless Corp.
Autodesk, Inc.	Los Alamos National Laboratory
BAE Systems Information & Electronic Warfare Systems, Inc.	LSI Logic Corporation National Semiconductor Corporation
BAE Systems Land and Armaments	Nintendo of America, Inc.
Bose Corporation	Novell, Inc.
Broadcom Corporation	Sandia National Laboratories
Convergys Corporation	SanDisk Corporation
DRS Technologies, Inc.	SAP America Inc.
Ericsson, Inc.	SAS Institute Inc.
GTech Corporation	Siebel Systems, Inc.
Imation Corp.	Tellabs, Inc.
Intelsat, LTD	Teradyne, Inc.
Intuit Inc.	Xilinx, Inc.

A third-party executive compensation consultant engaged by management (Mercer Human Resource Consulting) reviewed the findings prior to presentation to the Committee. In addition, the Committee’s third-party consultant, Semler Brossy Consulting Group LLC, reviewed all materials and participated in the meetings in which the Committee made decisions regarding changes to executive compensation. Based on the latest data available to the Committee when it established base salaries and annual incentives for 2006, total annual cash compensation for our executive officer group was approximately 92% of the market median of companies within this compensation survey group for 2006, and total direct compensation for our executive officer group based on equity grants made in 2005 was approximately 84% of the market median. Total annual cash compensation for our Chief Executive Officer was approximately 97% of the market median of companies within this compensation survey group for 2006, and total direct compensation for our Chief Executive Officer based on the 2005 equity grant to our Chief Executive Officer was approximately 95% of the market median.

For 2006, the Committee engaged a third-party consultant, Semler Brossy, to conduct a general review of executive and director compensation trends with regard to target annual incentive levels, benefits and perquisites which the Committee would take into account prior to making any decisions regarding changes to Chief Executive Officer compensation. This analysis included a review of compensation trends contained in recent proxies of Fortune 100 companies supplemented by survey data. The report also provided a review of technology company trends based on the consultant’s proprietary survey of 17 technology-based companies in November 2005. Semler Brossy informed us it considers the identity of the companies in the study confidential and proprietary and did not disclose the identity of the names of those companies to us. However, Semler Brossy did inform us that the companies represent leading firms in the semiconductor, software, electronic and communication equipment, and internet software industries based in the Silicon Valley. Semler Brossy also informed us that for the most recent fiscal year, these companies averaged $3.5 billion in revenue, $9 billion in market capitalization and $500 million in net income.

The Committee also takes into consideration individual and overall company operating performance to ensure executive compensation reflects past performance, future potential and adequately differentiates between employees, based on scope and complexity of the employee’s job position, market comparisons, individual performance and company affordability. Annually during December and January, we conduct a formal performance review for all employees, which includes the Chief Executive Officer’s review of all executive direct reports. The Board of Directors reviews and approves performance in light of company strategic objectives set forth the previous year. Reviews also evaluate performance against business unit specific targets and the company’s defined set of executive officer leadership competencies. The reviews result in an overall performance rating used when determining changes to base salary and in calculating bonus payouts based on individual and company performance for the year. Likewise, the Chief Executive Officer’s performance is reviewed annually by the Board of Directors prior to considering changes in base salary, bonus payouts and total compensation. The Chief Executive Officer’s performance is evaluated in light of company performance (as described in greater detail below) and leadership characteristics selected by the Board of Directors as essential to the role of Chief Executive Officer.

Base Salaries

As a guiding principle, we target base salaries at the 50th percentile of base pay ranges offered by peer companies. The following table sets forth the 2006 base salaries (and current titles) for our named executive officers, which became effective in March 2006:

Name and Title	2006 Base Salaries
Michael C. Lunsford	$350,000
Interim President and Chief Executive Officer
Kevin M. Dotts	$340,000
Executive Vice President and Chief Financial Officer
Donald B. Berryman	$325,000
Executive Vice President and President, Municipal Networks
William S. Heys(1)	$310,000
Executive Vice President and President, Value and SME
Linda W. Beck	$285,000
Executive Vice President and President, New Edge Networks
Charles G. Betty	$760,000
Former President and Chief Executive Officer

(1)          Mr. Heys ceased being an executive officer in March 2007 due to a management reorganization which resulted in the elimination of the position in which he was serving.

The base salaries for our executive officers for 2006 were established by considering the individual job responsibility and the performance and contribution of each officer, and by comparing base salaries offered for similar positions by taking into account the peer group referenced above. Based on this information, total base salaries for our executive officer group were approximately 93% of the market median for 2006, with the market median being determined as described above.

The compensation of our former Chief Executive Officer, Charles G. Betty, was governed by an employment agreement. This agreement required that Mr. Betty’s base salary be reviewed at least once during each year of its term. In July 2006, the Committee conducted its annual review of Mr. Betty’s employment agreement. Using the peer group referenced above, Mr. Betty’s salary for the first six months of 2006 was determined to be 97% of the market median of peer companies for 2006. As part of this review, the Committee increased Mr. Betty’s salary, effective July 1, 2006, from $725,000 to $760,000. Prior to establishing this new salary, the Committee met periodically with Mr. Betty; reviewed company performance as well as that of Mr. Betty; discussed Mr. Betty’s performance with other members of the board and included their comments in Mr. Betty’s written review; and reviewed the peer group information described above that had been prepared by management personnel along with the previously referred to report on executive and director compensation trends in the market prepared by Semler Brossy in July 2006. The Committee discussed Mr. Betty’s performance with all members of the Board of Directors, except Mr. Betty, and included member’s evaluation comments in Mr. Betty’s written review.

Comparisons were reviewed for the peer group for base salary, total annual cash compensation (including annual incentives) and total direct compensation (total annual cash compensation plus the expected value of all ongoing long-term incentive awards made in the last 12 months). Based on this information, Mr. Betty’s adjusted base salary as of July 1, 2006 was determined to be 99% of the median for this peer group (market comparisons were aged to reflect the mid-year change in salary).

In its deliberations on increasing Mr. Betty’s base salary, the Committee took into account compensation information for chief executive officers within our industry peer group, as well as the successful launching of our growth initiatives in 2006. Some of the highlights noted by the Committee:

Municipal Wireless Access.   We began this initiative during 2005 by winning proposals to finance, build and manage wireless broadband networks for the cities of Philadelphia and Anaheim. In June 2006, we completed the initial phase of Anaheim’s municipal Wi-Fi network and began offering Wi-Fi services. Additionally, we received approval in May 2006 to build a broadband network in New Orleans and we were also in negotiations with the city of San Francisco. The Committee also took into account other similar arrangements that were being pursued in other municipalities.

Wireless Voice and Data Services.   During the second quarter of 2006, HELIO launched its first two handheld devices in the U.S., which were based on products SK Telecom offers in Korea. HELIO is currently marketing its services through a variety of means.

IP-Based Voice Services.   In late 2005 and early 2006, we launched DSL and Home Phone Service in Dallas, Seattle, San Francisco and San Jose with Covad Communications Group, Inc., or Covad. The new DSL and VoIP service, which uses Covad line-powered voice access, allows us to offer consumers low-cost phone services along with high-speed Internet access.

In March 2006, we successfully completed a new commercial agreement with Covad together with a $50.0 million investment in Covad to fund the network build-out of DSL and Home Phone Service access in eight additional cities. These cities include Atlanta, Chicago, Los Angeles, Miami, New York City, Philadelphia, San Diego and Washington, D.C. The Committee also took into account that EarthLink planned to launch EarthLink DSL and Home Phone Service in these additional markets during the second half of 2006.

New Edge Networks.   In April 2006, we acquired New Edge Networks, or New Edge, a single-source provider of secure multi-site managed data networks and dedicated Internet access for business and communications carriers. The acquisition of New Edge expands the range of our business customers.

Short-Term Annual Bonuses

Annual bonuses established for our executive officers are intended to provide an incentive for advancing our performance in the short term and to recognize individual contribution to corporate results. The philosophy of the annual bonus program is to directly link executive pay to company performance by providing rewards for achieving established goals with additional payout potential if goals are exceeded. Key components of the bonus calculation include the company’s overall bonus multiplier which reflects performance against stated goals, the executive’s individual target bonus opportunity percentage, and the executive’s Individual Performance Factor.

The bonus plan design provides for a sliding scale of bonus payouts which range between a minimum threshold level (payout of 50% of target), a target level, which is tied to our annual operating plan (100% payout), and a maximum level (payout of 150% of target). The levels of each company performance factor necessary to satisfy the threshold, target and maximum bonus payouts are set taking into account the annual operating plan. The specific metrics used to determine the bonus payouts also may depend on the position of the named executive officer.

Executive Officer Annual Bonuses.   The Committee approves bonus plan goals and associated metrics at the threshold, target and maximum levels annually in the first quarter. These goals are communicated promptly and performance against the goals is tracked and reported quarterly to executives. The 2006 plan included performance targets (and relative weightings per target) for core access revenue (15%) and EBIT (35%), as well as revenue and adjusted operating margin targets (and relative weightings per target) for the growth initiatives (which includes voice (10% and 5%), value added services (5% and 10%), municipal networks (2% and 3%), and New Edge Networks (5% and 5%)). In addition, key performance metrics of households passed (3%) and capital expenditures per household passed (2%) were included for the municipal networks initiative. The performance targets chosen reflect our major strategic initiatives. Bonus plan core access revenue targets, the core access EBIT target, the aggregate of the growth initiative revenue targets and the municipal networks households passed target adopted in January 2006 for the 2006 plan year are listed in the following table.

EarthLink Executive Bonus Plan Performance Targets

	50% Payout Threshold	100% Payout Target	150% Payout Maximum
	(in millions)	(in millions)	(in millions)
Core Access Revenue	$1,196	$1,233	$1,270
Core Access EBIT	$116	$136	$156
Aggregate Growth Initiatives Revenue	$248	$284	$321
Municipal Networks Homes Passed	1,500	2,053	2,500

Although we generally do not change performance goals during the year, in October 2006, the Board of Directors approved a modification to the 2006 executive bonus plan. A portion of the original revenue targets for the core access and value added services was attributable to expected “bounty” payments from HELIO related to the sale of a HELIO phone unit. Due to a change in HELIO’s operating strategy, the phone units were unavailable for sale. Therefore, the Board of Directors deducted the HELIO “bounty” payments from the revenue targets and associated EBIT and adjusted operating margin calculations for the affected business units. The resulting 2006 executive bonus plan targets are listed in the following table.

EarthLink Executive Bonus Plan Performance Targets

Adjusted October 2006

	50% Payout Threshold	100% Payout Target	150% Payout Maximum
	(in millions)	(in millions)	(in millions)
Core Access Revenue	$1,189	$1,226	$1,263
Core Access EBIT	$110	$130	$150
Aggregate Growth Initiatives Revenue	$242	$278	$315
Municipal Networks Homes Passed	1,500	2,053	2,500

Core access EBIT is calculated as net income before interest income and expense, net, net losses of equity affiliate and income taxes, and less voice operating margin, municipal networks operating margin, New Edge operating margin and New Edge amortization of intangible assets.

Assuming performance metrics are achieved to allow for a bonus payout of at least 50%, payments are calculated based on four factors: 1) the executive’s eligible earnings, 2) the company bonus multiplier (based on performance metrics achieved), 3) the executive’s target bonus opportunity, and 4) the executive’s individual performance factor. The Committee establishes target bonus opportunity levels for the executive officers at the beginning of the year. Except in the case of the Chief Executive Officer, the executive officer bonus plan adopted by the Committee in February 2006 provided for executive officers to have bonus opportunities of 50% to 60% (based on overall scope and complexity of role benchmarked to market) of their eligible earnings.

The individual performance factor is derived from annual performance review assessment results and is intended to allow for differentiation in rewards based on performance against the bonus plan goals at the executive level. Annual performance reviews include an evaluation of results achieved by the business unit or functional area led by each executive, the executive’s contribution to achieving corporate objectives overall (including business units  or functional areas led by other executives), as well as performance across our defined set of executive officer leadership competencies. The Chief Executive Officer presents the individual performance factor to the Board of Directors for approval prior to bonus payout calculations.

As a matter of practice and as demonstrated by previous years’ payouts outlined below, we consistently set stretch goals that are obtainable but a challenge to meet. In January 2007, the Committee reviewed our actual operating performance in 2006 against the bonus plan goals and approved a bonus payout at approximately 84.6% of the target bonus potential. This 84.6% payout represented the mathematical result of the operation of the bonus plan goals established for 2006. The 84.6% bonus payout level compares to bonus payout levels of approximately 99% in 2005, 93% in 2004, 93% in 2003, 66% in 2002 and 75% in 2001.

Chief Executive Officer Annual Bonus.   In May 2006, the Committee established the EarthLink performance factor component for the 2006 bonus plan for Mr. Betty and established the specific operational and financial targets on which Mr. Betty’s EarthLink performance factor was based. The bonus structure for Mr. Betty provided for an EarthLink performance factor of minimum threshold (50%), target (100%), significant overachievement (200%) and extraordinary overachievement (300%) bonus payouts. The Committee included potential for overachievement to ensure that the potential total annual cash paid to Mr. Betty remained competitive in light of the fact that Mr. Betty’s target bonus of 75% (discussed further below) is significantly lower than the median target bonus for chief executive officer’s of peer companies as demonstrated in the market comparisons described above. The 2006 plan included performance goals (and relative weightings per target) for core access EBIT (40%), voice revenue (10%), ACC/VAS adjusted operating margin (10%), municipal networks households passed (10%), PeoplePC adjusted operating margin (10%), 2007 New Edge Networks EBITDA Plan (10%), HELIO ARPU (4%), HELIO CPGA (3%) and HELIO MOU, MB margin (3%). The core access EBIT goals were as follows:  Threshold—$80,300; Target—$100,300; Significant Over-Achievement—$120,300; and Extraordinary Over-Achievement—$140,300. The municipal networks homes passed goals were as follows: Threshold—1,500,000; Target—2,053,000; Significant Over-Achievement—2,500,000; and Extraordinary Over-Achievement—3,000,000.

When adopting Mr. Betty’s bonus plan, the Committee measured the EarthLink performance factor over the nine months ending December 31, 2006. This measurement period was selected in order to reflect the roll-out of our growth initiatives and the acquisition of New Edge in April 2006. As with the 2006 executive bonus plan, the 2006 Chief Executive Officer bonus plan reflected stretch goals that were obtainable but a challenge to meet.

The Committee also determined in May 2006 to maintain Mr. Betty’s target bonus opportunity for 2006 at 75% and to maintain the maximum bonus payout at 150% of eligible earnings, even if performance should exceed this level. Prior to establishing these bonus levels, the Committee again reviewed the survey information prepared by management personnel and reviewed by both Mercer Human Resource Consulting and the third-party consultant engaged by the Committee. This information indicated that Mr. Betty’s total annual cash compensation was approximately 97% as a percentage of the median for this peer group. In its deliberations on Mr. Betty’s annual bonus, the Committee took into account not only compensation information for chief executive officers of the group but also our results described in our discussion of 2006 base salaries above.

In January 2007, the Committee reviewed our actual operating performance in 2006 against the Chief Executive Officer bonus plan goals and approved a 2006 bonus for Mr. Betty in an amount of $680,410, resulting from applying the 75% bonus level under his employment agreement to a 122% bonus plan payout. The 122% payout represented the mathematical result of the operation of the Chief Executive Officer bonus plan goals established for 2006 and resulted nearly exclusively from the company’s generating core access EBIT at the Extraordinary Over-Achievement Level during the nine months ended December 31, 2006.

The following sets forth the cash bonuses earned in 2006 under the executive officer bonus plan for each of our named executive officers, which were paid in the first quarter of 2007:

Name	2006 Annual Cash Bonus
Michael C. Lunsford*	$175,220
Kevin M. Dotts	$170,632
Donald B. Berryman	$163,506
William S. Heys	$154,916
Linda W. Beck	$120,555
Charles G. Betty	$680,410

*                    Mr. Lunsford also earned a $25,000 discretionary bonus in 2006 for his efforts as Interim President and Chief Executive Officer.

Long-Term Incentive Compensation

Our long-term incentive compensation plan for our executive officers is based on our equity incentive plans. These plans promote ownership of Common Stock, which, in turn, provides a common interest between our stockholders and our executive officers. In addition, the Committee has focused on managing the amount of equity-based awards in recent years in light of institutional shareholder interest in burn rate and dilution and the expected mandatory expensing of stock options, which then went into effect beginning in fiscal 2006. Our long-term incentive compensation has historically consisted of a combination of stock options, performance accelerated stock options and restricted stock units. This combination generally represents on an annual basis approximately 40% of the total direct compensation paid to executives, and approximately 47% of total direct compensation paid to the Chief Executive Officer. The value of long-term equity incentive grants to our executives during 2006 was below the market at approximately 84% of median. Similarly, the 2006 long-term incentive equity grant to the Chief Executive Officer trailed the market at approximately 64% of median. The reason long-term incentives currently lag behind the market is due primarily to a low share price at the time of grant.

The Committee’s general policy with respect to stock options historically has been to make regular grants of options each quarter at regularly scheduled quarterly Committee meetings to recently hired, acquired or promoted employees, including executives, based on the established guidelines for distribution at each employment level within the company. These meetings are scheduled months in advance and the proximity of any awards to earnings announcements or other market events has been coincidental. The Committee’s general policy also included occasional special grants of options at the discretion of the Committee, and such options have typically been granted on a 12 to 18 month schedule at regularly scheduled quarterly Committee meetings.

In January 2007 the Committee adopted a new policy regarding equity grants. This policy provides that generally the Committee will consider grants of equity awards at regularly scheduled quarterly meetings during a quarterly “trading window” under our insider trading policy. Grants to a newly-hired or newly-promoted executive officer may be made at the time the executive officer is hired or promoted. The Committee may permit variance from this policy in its reasonable discretion.

Stock options have an exercise price equal to the fair market value of the shares on the date of grant and, to encourage a long-term perspective, have an exercise period of 10 years and generally vest over four years.

Our long-term incentive compensation plan also includes a provision to issue performance accelerated stock options to certain executive-level employees to promote achievement of specific business goals over a defined period of time. These options generally vest upon the earlier of achievement of the targets or six years from the date of the grant.

In addition, we may grant restricted stock units under our equity incentive plans. Restricted stock units, when awarded, are generally distributed at a ratio of one restricted stock unit to every three stock options. The restricted stock units are granted based upon the fair market value of the shares on the date of the grant and, to support retention and provide incentives for employee performance, generally vest over three to six years, and may also contain provisions whereby the achievement of performance criteria result in accelerated vesting.

We also have a deferred compensation plan, described on page 27 of this Proxy Statement, to allow directors, executive officers and other key employees to defer the receipt of designated cash compensation and Common Stock payable pursuant to restricted stock units. Only directors and certain key employees are eligible to participate in the deferred compensation plan.

At the October 24, 2006 meeting, the Committee reviewed and approved management’s recommendation to offer a discretionary grant of stock options and restricted stock units to targeted EarthLink leaders at the top five career levels in the organization, including all named executive officers. The Committee intended for this grant to provide additional incentives to select leaders recognized for their performance and identified as critical talent for our future success. The Committee granted a total of 485,500 restricted stock units under the 2006 Equity and Cash Incentive Plan and a total of 1,436,500 stock options under the EarthLink, Inc. Stock Incentive Plan. The stock options were granted at an exercise price of $6.90 per share, which was the closing price of EarthLink common stock on October 24, 2006. The options have an exercise period of 10 years and vest over four years. The restricted stock units vest over four years.

On July 31, 2006 in connection with its annual review of Mr. Betty’s compensation under his employment agreement, the Committee granted Mr. Betty options to purchase 200,000 shares of common stock. These options were granted under the EarthLink, Inc. Stock Incentive Plan at an exercise price of $7.21 per share, which was the closing price of EarthLink common stock on July 31, 2006. The options have an exercise period of 10 years and vest over four years. As was the case with the salary and target bonus levels for Mr. Betty, the Committee reviewed the survey information described above prepared by our management and reviewed by both Mercer Human Resource Consulting and the third-party consultant engaged by the Committee prior to granting Mr. Betty’s 2006 long-term incentive grants. The information indicated that Mr. Betty’s adjusted total direct compensation was approximately 96% of the median for this peer group. In its deliberations on Mr. Betty’s incentive grants, the Committee took into account not only compensation information for chief executive officers of the group but also our results as described above.

The following sets forth the long-term incentive compensation awards granted during 2006 to each of our named executive officers:

Name	Number of Stock Options Granted	Number of Restricted Stock Units Granted
Michael C. Lunsford	75,000	25,000
Kevin M. Dotts	75,000	25,000
Donald B. Berryman	75,000	25,000
William S. Heys	75,000	25,000
Linda W. Beck	45,000	15,000
Charles G. Betty	200,000	—

Benefits and Other Compensation

In general, we do not provide our executives with perquisites. In addition to the cash and equity compensation described above, we provided our named executive officers with the same benefit package available to all of our salaried employees. This package includes:

•       Health and dental insurance (portion of costs);

•       Basic life insurance;

•       Long-term disability insurance; and

•       Participation in EarthLink’s 401(k) plan, including company matching.

We also provide the severance and change of control benefits described below. Relocation benefits are also reimbursed under a corporate policy when they occur.

In November 2006, upon notification that our Chief Executive Officer, Mr. Betty, had been diagnosed with a serious form of cancer which required him to take an undetermined leave of absence from his position as our Chief Executive Officer, the Committee approved the reimbursement of up to $200,000 for use of private aircraft available to him in seeking treatment for his disease. Pursuant to this authority, we paid $132,000 for the use of private aircraft. The Committee took this action believing it was in the best interests of the company for Mr. Betty to obtain his treatment and return to the company as Chief Executive Officer as effectively and promptly as practicable.

Payments Under Employment Agreement with Chief Executive Officer

Mr. Betty was employed as our Chief Executive Officer before he passed away on January 2, 2007. Mr. Betty was employed pursuant to an employment agreement effective as of July 1, 2005, as amended effective March 27, 2006, at a salary of not less than $725,000 per year, plus such other benefits as are generally made available to our other senior executives. Mr. Betty’s current salary was $760,000 per year. The employment agreement provided that, if the bonus criteria for the applicable annual period are met, the percentage of Mr. Betty’s eligible earnings (as that term is defined in the EarthLink bonus plan and payroll policies) used to calculate his annual bonus ranged from 0% to 150%, with his target bonus opportunity at 75%. EarthLink provided Mr. Betty and his family with health, medical, disability and term life insurance in accordance with any group plan that EarthLink generally maintains. EarthLink also reimbursed Mr. Betty for any term life insurance policy payments made under a policy (or policies) with aggregate death benefits of $3,000,000.

Mr. Betty’s employment agreement provided that if the employment agreement is terminated as a result of Mr. Betty’s death, we will (i) pay to Mr. Betty or his estate (A) an amount equal to Mr. Betty’s base salary for a period of 24 months plus any unused vacation and two months of unused sabbatical time in biweekly installments, at his normal biweekly base salary rate, until March 15 of the year following the year in which Mr. Betty dies, at which time all remaining unpaid amounts will be paid, plus (B) the earned but unpaid bonus payment for that portion of the year Mr. Betty was employed, payable at the normal time, and (ii) provide Mr. Betty’s family with health, medical, life and disability insurance coverage, or installment payments in lieu thereof, for a period of 24 months (but with certain unpaid installments to be paid no later than March 15 following the year in which Mr. Betty dies). The agreement also provided that in the event Mr. Betty dies, all unvested stock options and restricted stock units shall immediately vest and be fully exercisable by Mr. Betty. Additionally, Mr. Betty was entitled to receive a payment of $7.66 per option share with respect to 193,800 options that he previously received with a $13.85 per share exercise price. Mr. Betty’s benefits under his employment agreement were cumulative of his benefits under all other EarthLink sponsored plans.

In January 2007, the Leadership and Compensation Committee determined the payments and other benefits to be made available to the estate of Mr. Betty arising under the employment agreement as a result of Mr. Betty’s death on January 2, 2007. For Mr. Betty’s years of devoted service to us and his untimely death before EarthLink had the opportunity to recognize the potential benefits of its new growth initiatives, the Leadership and Compensation Committee also extended the exercise period of Mr. Betty’s stock options until December 31, 2008. The decision to extend such exercise period until December 31, 2008 took into account the fact that Mr. Betty’s employment agreement had a term of July 1, 2008 and his stock options would have been exercisable for six months after the termination of his employment. The following table sets forth the amounts paid to the estate of Mr. Betty and other benefits made available to the estate arising under the employment agreement, and as determined by the Leadership and CompensationCommittee:

Named Executive Officer	Cash (1)	Health and Medical Care (2)	Stock Options (3)(5)	Restricted Stock Units (4)(5)	Total
Charles G. Betty	$2,380,840	$10,000	$575,970	$852,000	$3,818,810

(1)          Includes (i) two times Mr. Betty’s base salary for 2006 ($1,520,000), (ii) Mr. Betty’s bonus payable under the 2006 Chief Executive Officer Bonus Plan ($680,410), (iii) an accumulated sabbatical payout of $128,374, and (iv) an accumulated sick time/vacation payout of $52,056. The Leadership and Compensation Committee determined to pay the salary portion of the payments to Mr. Betty’s estate together with the other cash amounts in a lump sum payment (rather than in bi-weekly installments as provided in the employment agreement).

(2)          Represents the continuation of health and medical care for Mr. Betty’s family for 24 months, which will total to approximately $10,000.

(3)          Represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the price per share of EarthLink common stock on January 2, 2007, or $7.10 per share.

(4)          Represents the number of outstanding restricted stock units multiplied by the price of EarthLink common stock on January 2, 2007, or $7.10 per share.

(5)          We incurred a charge to operations in the first quarter of 2007 of $4.9 million related to the accelerated vesting of Mr. Betty’s stock options and restricted stock units pursuant to his employment agreement and the extension of the exercise period for stock options.

Change in Control and Severance Payments

Our normal executive officers are eligible for benefits and payments if employment terminates if there is a change in control or due to position elimination, as described under “Potential Payments in Termination or Change in Control” beginning on page 32 of this Proxy Statement.

We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our named executive officers with change in control protection as described below. We believe that by providing our named executive officers with this change of control protection, we allow our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired after accepting an employment offer.

We believe that we should provide reasonable severance benefits to employees in the event their positions are eliminated. With respect to our Named Executive Officers, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

Deferred Compensation Plan

We have established a deferred compensation plan to permit any director or key employee, including executive officers, who is selected to participate in the plan to elect to defer the receipt of designated cash compensation and Common Stock payable pursuant to restricted stock units. If a director or eligible key employee elects to defer any such amounts, the deferred amounts are credited to a bookkeeping account that we maintain and are deemed invested in Common Stock. Payment of deferred amounts will be made in shares of Common Stock for eligible key employees, on or beginning after the eligible key employee’s termination of employment. Earlier payment is available, if the participant so elects, in the event of a change in control of EarthLink or, if the participant requests, in the event of an unforeseeable emergency to the extent necessary to satisfy such emergency. If shares of Common Stock are not available under the stock option and other incentive plans, deferred awards will be settled in cash.

Limitations on Deductibility of Compensation

In determining each named executive officer’s total compensation, the Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides criteria for the tax deductibility of compensation in excess of $1 million paid to our named executive officers. Under Section 162(m) of the Internal Revenue Code, a portion of annual compensation payable to any of EarthLink’s Chief Executive Officer and four other highest paid executive officers generally would not be deductible by EarthLink for federal income tax purposes to the extent such officer’s overall compensation exceeds $1,000,000 for the year. Qualifying performance-based incentive compensation, however, would be excluded for purposes of determining if the executive’s compensation exceeded the $1,000,000 cap. Although the Committee has not historically approved compensation arrangements that could exceed the $1,000,000 cap for any of these executive officers by any material amount, it has continued to address this issue when considering compensation arrangements for EarthLink’s executive officers. Accordingly, the Committee approved the 2006 Equity and Cash Incentive Plan which was then approved by stockholders at the 2006 annual meeting. Any compensation associated with performance-based compensation awards under this 2006 plan (together with all other qualifying performance-based compensation) would not be counted in determining if the applicable executive’s compensation exceeded the $1,000,000 cap. In addition, the Committee still believes that it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap if deemed necessary to attract and retain qualified executive officers.

Leadership and Compensation Committee Report

The Leadership and Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management and, based on such review and discussion, the Committee recommends that it be included in this Proxy Statement.

Submitted by: Leadership and Compensation Committee
Linwood A. Lacy, Jr. (Chairperson)
William H. Harris, Jr.
Thomas E. Wheeler

The Leadership and Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Leadership and Compensation Committee Interlocks

The Committee currently consists of Mr. Lacy, Mr. Harris and Mr. Wheeler. No member of the Committee was an employee of EarthLink during the last fiscal year or an officer of EarthLink in any prior period. There are no Leadership and Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Our Board of Directors has adopted a policy that generally provides that we may enter into a related party transaction only if the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Leadership and Compensation Committee.

Our Audit Committee Charter provides that the Audit Committee shall approve in advance all transactions between us and any of our affiliates as well as all “related party” transactions required to be disclosed by applicable SEC disclosure rules. The transactions described below were all approved by the Audit Committee. In addition, management routinely notifies the Audit Committee of any proposed transaction between us and a company where a member of our Board of Directors serves as an outside director of that company even if this notification is not required by the Audit Committee Charter.

Mr. Dayton is the non-executive Chairman of the Board of Boingo. During the year ended December 31, 2006, we paid Boingo approximately $0.1 million pursuant to various arrangements, including a software license, maintenance, and network access agreement and a revenue sharing arrangement.

We have a joint venture with SK Telecom, HELIO. HELIO is a non-facilities-based mobile virtual network operator (MVNO) offering mobile communications services and handsets to consumers in the U.S. EarthLink and SK Telecom each have a nearly 50% voting and economic ownership interest in HELIO. Mr. Dayton serves as chief executive officer and director of HELIO. In addition, Mr. Wheeler is a member of HELIO’s Board of Directors.

During the year ended December 31, 2006, we invested $78.5 million of cash pursuant to the HELIO Contribution and Formation Agreement. As of December 31, 2006, we had invested a total of $160.5 million of cash pursuant to the HELIO Contribution and Formation Agreement. We are committed to invest an additional $19.5 million of cash in HELIO in 2007, including $13.5 million that was invested in February 2007.

EarthLink and HELIO have entered into a services agreement pursuant to which we provide to HELIO facilities, accounting, tax, billing, procurement, risk management, payroll, human resources, employee benefit administration and other support services in exchange for management fees. We believe that providing these services to HELIO enabled HELIO to more quickly and cost effectively launch its business than if it were to purchase these services from third parties. The management fees were determined based on our costs to provide the services, and we believe such fees are reasonable. The total amount of fees that HELIO pays to us depends on the extent to which HELIO utilizes our services. During the year ended December 31, 2006, we received fees of approximately $2.3 million from HELIO for services provided to HELIO.

We market HELIO’s products and services, and during the year ended December 31, 2006, we received revenues from HELIO of approximately $0.9 million associated with marketing HELIO’s services.

We purchase wireless Internet access devices and services from HELIO. During the year ended December 31, 2006, we paid HELIO fees for products and services of approximately $0.9 million.

Executive Officer Compensation

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid to persons who served as our Chief Executive Officer and our Chief Financial Officer in 2006 and the three other most highly compensated executive officers, other than the Chief Executive Officers and Chief Financial Officer, during the year ended December 31, 2006. Such executive officers collectively are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total (3) ($)
Michael C. Lunsford	2006	$345,192	$25,000	(4)	$118,413	$282,637	$175,220	$—	$—		$946,462
Interim President and Chief Executive Officer
Kevin M. Dotts	2006	336,154			95,888	265,007	170,632	—	—		867,681
Executive Vice President, Chief Financial Officer
Donald B. Berryman	2006	322,115			118,413	324,040	163,506	—	—		928,074
Executive Vice President and President, Municipal Networks
William S. Heys(5)	2006	305,192			107,150	221,099	154,916	—	—		788,357
Executive Vice President and President, Value and SME
Linda W. Beck	2006	285,000			98,525	247,976	120,555	—	—		752,056
Executive Vice President, New Edge Networks
Charles G. Betty	2006	741,827			341,580	1,085,686	680,410	—	138,601	(7)	2,988,104
Former President, Chief Executive Officer(6)

(1)             Compensation for stock awards and options awards represents the amount of compensation cost recognized during the year ended December 31, 2006 for financial accounting purposes in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment,” except that the compensation cost does not include an estimate of forfeitures related to service-based vesting conditions. The awards for which expense is shown in this table include the awards described in the Grants of Plan Based Awards table beginning on page 30 of this Proxy Statement, as well as awards granted prior to 2006 for which we continued to recognize expense in 2006.

(2)             Non-equity incentive plan compensation represents bonuses earned in 2006 under our 2006 executive officer bonus plan. For 2006, our bonus plan payout was 84.6% for the Named Executive Officers other than Mr. Betty and 122% for Mr. Betty. Therefore, on February 16, 2007 we made the following bonus plan payouts:  Mr. Lunsford, $175,220; Mr. Dotts, $170,632; Mr. Berryman, $163,506; Mr. Heys, $154,916; Ms. Beck, $120,555; and Mr. Betty, $680,410.

(3)             Salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our Named Executive Officers for 2006 is as follows: Mr. Lunsford, 59%; Mr. Dotts, 60%; Mr. Berryman, 54%; Mr. Heys, 60%; Ms. Beck, 55%; and Mr. Betty, 48%.

(4)             The Compensation and Leadership Committee approved an additional discretionary bonus payment to Mr. Lunsford of $25,000 for his efforts as Interim President and Chief Executive Officer in 2006.

(5)             Mr. Heys ceased being an executive officer in March 2007 due to a management reorganization which resulted in the elimination of the position in which he was serving.

(6)             Mr. Betty served as our President and Chief Executive Officer in 2006 until November 20, 2006 when he took a leave of absence for health reasons. Mr. Betty passed away on January 2, 2007.

(7)             Consists of $132,001 for reimbursement for the use of private aircraft in connection with seeking treatment for Mr. Betty’s illness and $6,600 in matching contributions made to Mr. Betty’s account under our 401(k) Plan.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan based awards to the Named Executive Officers during the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Securities		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	of Stock or Units (#)		Underlying Options (#)		(2) ($/Sh)	Awards (3) ($)
Michael C. Lunsford	N/A	$103,558	$207,115	$310,673	—	—	—	—		—		—	—
	10/24/2006	—	—	—	—	—	—	—		75,000	(4)	$6.90	$209,130
	10/24/2006	—	—	—	—	—	—	25,000	(5)	—		—	172,500
Kevin M. Dotts	N/A	100,846	201,692	302,538	—	—	—	—		—		—	—
	10/24/2006	—	—	—	—	—	—	—		75,000	(4)	6.90	209,130
	10/24/2006	—	—	—	—	—	—	25,000	(5)	—		—	172,500
Donald B. Berryman	N/A	96,635	193,269	289,904	—	—	—	—		—		——	—
	10/24/2006	—	—	—	—	—	—			75,000	(4)	6.90	209,130
	10/24/2006	—	—	—	—	—	—	25,000	(5)	—		—	172,500
William S. Heys	N/A	91,558	183,115	274,673	—	—	—	—		—		——	—
	10/24/2006	—	—	—	—	—	—	—		75,000	(4)	6.90	209,130
	10/24/2006	—	—	—	—	—	—	25,000	(5)	—		—	172,500
Linda W. Beck	N/A	71,250	142,500	213,750	—	—	—	—		—		—	—
	10/24/2006	—	—	—	—	—	—	—		45,000	(4)	6.90	125,478
	10/24/2006	—	—	—	—	—	—	15,000	(5)	—		—	103,500
Charles G. Betty	N/A	278,185	556,370	1,112,741	—	—	—	—		—		—	—
	7/31/2006	—	—	—	—	—	—	—		200,000	(6)	7.21	768,056

(1)             For 2006, our bonus plan payout was 84.6% for the Named Executive Officers other than Mr. Betty and 122% for Mr. Betty. Therefore, on February 16, 2007 we made the following bonus plan payouts:  Mr. Lunsford, $175,220; Mr. Dotts, $170,632; Mr. Berryman, $163,506; Mr. Heys, $154,916; Ms. Beck, $120,555; and Mr. Betty, $680,410.

(2)             The exercise price per share of the option awards granted represents the fair market value of the underlying shares of Common Stock on the date the options were granted.

(3)             The grant date fair value for stock awards was based on the grant date fair value (i.e. the closing price) of the underlying shares. The grant date fair value for option awards was based on the Black-Scholes option pricing model for use in valuing stock options. The actual value, if any, that a named executive officer may realize upon exercise of option awards will depend on the excess of the stock price over the exercise price on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(4)             On October 24, 2006, we granted options to purchase EarthLink Common Stock to these Named Executive Officers under the EarthLink, Inc. Stock Incentive Plan. The options vest and become exercisable as follows: (i) 25% of the options become exercisable one year after the date of grant, and (ii) an additional 6.25% of the options become exercisable each quarterly anniversary of the date of grant thereafter until fully vested. The options expire ten years from the date the options were granted.

(5)             On October 24, 2006, we granted restricted stock units to these Named Executive Officers under the EarthLink, Inc. 2006 Equity and Cash Incentive Plan. The restricted stock units vest and become exercisable 50% on each of the second anniversary date of the date of grant and 25% on each of the third and fourth anniversary dates of the date of grant.

(6)             On July 31, 2006, EarthLink granted options to purchase EarthLink Common Stock to Mr. Betty under the EarthLink, Inc. Stock Incentive Plan. The options vest and become exercisable as follows: (i) 25% of the options become exercisable one year after the date of grant, and (ii) an additional 6.25% of the options become exercisable each quarterly anniversary of the date of grant thereafter until fully vested. The options expire ten years from the date the options were granted. However, due to Mr. Betty’s death, these options became fully vested on January 2, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised options, restricted stock units and incentive plan awards for the Named Executive Officers outstanding as of the end of the fiscal year ended December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested	Value of Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Michael C. Lunsford	64,600	—	—	$42.80	3/22/2009	45,000	$319,500	—	$—
	40,375	—	—	26.04	10/21/2009
	57,000	—	—	22.69	3/8/2010
	140,000	—	—	10.06	8/29/2010
	50,000	—	—	9.64	1/24/2012
	10,000	—	30,000	5.10	10/17/2012
	75,000	5,000	—	5.98	1/23/2013
	22,500	17,500	—	9.01	7/21/2014
	—	—	50,000	9.51	5/4/2015
	18,750	41,250	—	10.36	9/12/2015
	—	75,000	—	6.90	10/24/2016
Kevin M. Dotts	75,000	—	—	6.13	7/18/2012	40,000	284,000	—	—
	5,000	—	15,000	5.10	10/17/2012
	35,000	—	—	5.56	12/19/2012
	33,750	26,250	—	9.01	7/21/2014
	—	—	50,000	9.51	5/4/2015
	15,625	34,375	—	10.36	9/12/2015
	—	75,000	—	6.90	10/24/2016
Donald B. Berryman	100,000	—	30,000	6.13	11/4/2012	45,000	319,500	—	—
	22,500	17,500	—	9.01	7/21/2014
	—	—	50,000	9.51	5/4/2015
	18,750	41,250	—	10.36	9/12/2015
	—	75,000	—	6.90	10/24/2016
Willliam S. Heys	8,721	—	—	4.02	1/22/2007	42,500	301,750	—	—
	116,403	—	—	7.82	1/2/2008
	32,300	—	—	43.03	1/21/2009
	51,000	—	—	22.69	3/8/2010
	140,000	—	—	10.06	8/29/2010
	60,000	—	—	9.64	1/24/2012
	10,000	—	30,000	5.10	10/17/2012
	37,500	2,500	—	5.98	1/23/2013
	16,875	13,125	—	9.01	7/21/2014
	—	—	50,000	9.51	5/4/2015
	15,625	34,375	—	10.36	9/12/2015
	—	75,000	—	6.90	10/24/2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested	Value of Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
Linda W. Beck	20,000	—	—	46.22	2/23/2009	32,500	230,750	—	—
	9,000	—	—	28.00	1/24/2010
	105,000	—	—	25.13	2/28/2010
	110,000	—	—	10.06	8/29/2010
	70,000	—	—	9.64	1/24/2012
	—	—	30,000	5.10	10/17/2012
	30,000	5,000	—	5.98	1/23/2013
	16,875	13,125	—	9.01	7/21/2014
	—	—	50,000	9.51	5/4/2015
	12,500	27,500	—	10.36	9/12/2015
	—	45,000	—	6.90	10/24/2016
Charles G. Betty	193,800	—	—	13.85	2/10/1998	—	—	120,000	852,000
	300,000	—	—	10.06	8/29/2010
	300,000	—	—	16.82	7/26/2011
	50,000	—	150,000	5.10	10/17/2012
	100,000	100,000	—	11.45	10/20/2014
	125,000	375,000	—	10.56	10/27/2015
	—	200,000	—	7.21	7/31/2016

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for the Named Officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael C. Lunsford	—	$—	10,000	$73,500
Kevin M. Dotts	—	—	5,000	36,750
Donald B. Berryman	—	—	10,000	73,500
William S. Heys	—	—	7,500	55,125
Linda W. Beck	—	—	7,500	55,125
Charles G. Betty	161,500	774,180	30,000	240,900

Potential Payments upon Termination or Change in Control

Change-In-Control Payments

We have a Change-In-Control Accelerated Vesting and Severance Plan, or CIC Plan, which provides our Named Executive Officers with change in control protection as described below.

For purposes of the CIC Plan, “Change in Control” generally means a transaction pursuant to which any person acquires more than 50% of the voting power of EarthLink or any merger, reorganization or similar event where the owners of the voting stock of EarthLink before the event do not own voting stock representing at least 50% of the voting power of EarthLink or our successor after the event.

The CIC Plan creates different benefit categories based on the employee’s position with EarthLink. For purposes of the CIC Plan, the “Gold” benefit category includes our Chief Executive Officer and

President. The “Silver” benefit category includes our other Named Executive Officers and other Executive Vice Presidents.

If at any time (i) within 18 months after a Change in Control occurs, the employment of a participating employee is terminated by EarthLink for any reason other than Cause (as defined in the CIC Plan), disability or death or (ii) the participating employee voluntarily terminates his employment for Good Reason (as defined in the CIC Plan), such participating employee is entitled to receive the following benefits. To an employee in the Gold or Silver benefit category, we will (a) make a lump sum payment equal to the bonus target plus 150% of the employee’s salary plus (b) pay all amounts payable with respect to such employee’s elected COBRA coverage (including for spouse and dependents) for one and one-half years from termination.

As with the compensation benefits, a participating employee’s benefit category determines the accelerated vesting benefits to which he or she is entitled. For an employee in the Gold or Silver benefit category, if his or her stock options are assumed or continued after a Change in Control, all outstanding stock options granted on or before the Change in Control will vest and be exercisable in full, if not already fully vested, on termination of the employee’s employment for any reason after the Change in Control occurs; however, if his or her stock options are not assumed or continued after the Change in Control, all outstanding stock options will vest and be exercisable in full contemporaneously with the Change in Control, if not already fully vested. For an employee in the Gold or Silver benefit category, if his or her RSUs are assumed or continued after a Change in Control, generally all outstanding RSUs granted on or before the Change in Control will vest and be earned and payable in full, if not already fully vested, on termination of the employee’s employment for any reason after the Change in Control occurs; however, if his or her RSUs are not assumed or continued after the Change in Control, generally all outstanding RSUs will vest and be earned and payable in full contemporaneously with the Change in Control, if not already fully vested.

We have the right to amend the CIC Plan from time to time and may terminate it at any time; provided, however, that within the four months before a Change in Control or after a Change in Control in EarthLink occurs (i) no amendment may be made that diminishes any employee’s rights following such Change in Control and (ii) the CIC Plan may not be terminated.

Based upon a hypothetical Change in Control date of December 29, 2006, the benefits for the persons who were our named executive officers under the CIC Plan at such date would be as follows:

Name	Base Salary	Bonus	Stock Options (1)	Restricted Stock Units (2)	COBRA Coverage	Total
Michael C. Lunsford	$525,000	$175,220	$184,600	$319,500	$23,591	$1,227,911
Kevin M. Dotts	510,000	170,632	181,650	284,000	22,251	1,168,533
Donald B. Berryman	487,500	163,506	141,100	319,500	24,705	1,136.311
William S. Heys	465,000	154,916	166,619	301,750	15,644	1,103,929
Linda W. Beck	427,000	120,555	108,200	230,750	21,822	908,327

(1)          The amount of benefit for stock options represents the number of in-the-money options outstanding multiplied by the difference between the exercise price and the closing price per share of EarthLink Common Stock on December 29, 2006, or $7.10 per share.

(2)          The amount of benefit for restricted stock units represents the number of outstanding restricted stock units multiplied by price of EarthLink Common Stock on December 29, 2006, or $7.10 per share.

Executives’ Position Elimination and Severance Plan

We have an Executives’ Position Elimination and Severance Plan that provides severance benefits to employees in the event their positions are eliminated. Eligible Named Executive Officers are entitled to the following severance pay and benefits under our Position Elimination and Severance Plan: (i) 12 months base salary paid in lump sum, (ii) an amount equal to four months of the employer portion of any premium (and the COBRA administrative fee) for coverage of those employees participating in our medical, dental and vision plans, (iii) 12 months, or up to $6,800, of executive-level outplacement services and (iv) for employees given notice that their positions are being eliminated after the first quarter of any calendar year, the pro-rata bonus, if any, otherwise payable under our executive bonus plan. Payments may be delayed to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Based upon a hypothetical termination date of December 29, 2006, the benefits for the persons who were our named executive officers under the Position Elimination and Severance Plan at such date would be as follows:

Name	Base Salary	Employer Portion of Benefit Plans	Outplacement Services	Pro-Rata Bonus	Total
Michael C. Lunsford	$350,000	$3,801	$6,800	$175,220	$535,821
Kevin M. Dotts	340,000	3,769	6,800	170,632	521,201
Donald B. Berryman	325,000	3,906	6,800	163,506	499,212
William S. Heys	310,000	2,506	6,800	154,916	474,222
Linda W. Beck	285,000	4,849	6,800	120,555	417,204

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing: (a) the integrity of our financial reports provided by us to any governmental body or the public, (b) our systems of internal auditing and controls, (c) management’s evaluation of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and (d) our finance, auditing, accounting, legal, financial reporting and regulatory compliance as established by us. The Audit Committee operates under a written charter, a copy of which is attached hereto as Appendix A. During the past year, the Audit Committee has reviewed and revised its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors. The Audit Committee’s primary duties and responsibilities are to:

•                    Serve as an independent and objective party to monitor our financial reporting process and internal control systems, including management’s evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•                    Review and appraise the audit efforts of our independent registered public accounting firm and internal auditing department; and

•                    Provide open channels of communication among our independent registered public accounting firm, financial and senior management, the internal auditing department and the Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of Ms. Fuller (Chairperson), Mr. Jones and Mr. Kavner. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Mr. Kavner is an audit committee financial expert, as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee serves at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. At the time of each annual election of the Audit Committee members, or at other times in the discretion of the Audit Committee or the Board of Directors, the Audit Committee designates one member of the Audit Committee to be its Chairperson; in the absence of such designation, the Board of Directors designates the Chairperson.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met 11 times during 2006. The Audit Committee meets at least annually with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairperson meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our quarterly financial statements consistent with the provisions of Statement of Auditing Standards No. 61.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2006:

Documents/Reports Review

1.     Reviewed and discussed our annual financial statements, management’s report on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2.     Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3.     Recommended to the Board of Directors the selection of Ernst & Young LLP as our independent registered public accounting firm for 2007. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm’s responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with Ernst & Young LLP that firm’s independence with respect to us.

4.     Approved all fees and other compensation paid to Ernst & Young LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of Ernst & Young LLP.

5.     Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

Financial Reporting Process

6.     In consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7.     Considered any significant judgments made in management’s preparation of our financial statements and management’s view of each as to the appropriateness of such judgments.

8.     Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

Legal Compliance/Risk Management; General

9.     Reviewed, with our internal and outside legal counsel, legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

10.   Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

11.   Reviewed related party transactions.

12.   Considered in advance the potential financial statement impact and internal control consequences of material financing transactions and acquisitions and significant investments being proposed by us, including the offering of $258.8 million of convertible senior notes in November 2006.

Section 404 of the Sarbanes-Oxley Act of 2002

13.   Reviewed the report of management regarding the effectiveness of our internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. During the year ended December 31, 2006, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations, including the internal control at the New Edge Networks subsidiary acquired by us in April 2006. In this regard, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

Based on the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representation of management and report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements and management’s report on internal control over financial reporting in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Submitted by: Audit Committee
Marce Fuller (Chairperson)
Terrell B. Jones
Robert M. Kavner

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2007. We have employed Ernst & Young LLP as our independent registered public accounting firm since July 2000. We expect that a representative of Ernst & Young LLP will be present at the 2007 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

In connection with the audit of the 2006 financial statements, we entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

During the years ended December 31, 2005 and 2006, Ernst & Young LLP billed us the fees set forth below, including expenses, in connection with services rendered by that firm to us.

	Year Ended December 31,
	2005	2006
Audit fees	$1,056,000	$1,498,378
Audit-related fees	61,000	22,840
Other fees	17,000	—
Total	$1,134,000	$1,521,218

Audit fees include fees for services rendered for the audit of our annual financial statements and the reviews of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our management report on internal control over financial reporting as of December 31, 2006 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consultations regarding U.S. generally accepted accounting principles and general assistance with implementation of new SEC and Sarbanes-Oxley Act of 2002 requirements. Audit-related fees also include fees associated with audits of pension and other employee benefit plans.

Other fees include fees associated with reviewing a target company’s financial statements and accounting policies for a proposed acquisition.

The Audit Committee of the Board of Directors has considered whether the provision of services described above under “Audit-related fees,” “Tax fees” and “Other fees” is compatible with maintaining the independence of Ernst & Young LLP, and has concluded that it is compatible.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for audit services are established on an annual basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Pre-approval spending limits for permissible non-audit services are established on a quarterly basis, detailed as to the particular service or category of services to be performed and implemented by our financial officers. Any audit or non-audit service fees that may be incurred by us during a quarter that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee prior to the performance of services. On a quarterly basis, the Audit Committee reviews and itemizes all fees paid to its independent registered public accounting firm in the prior quarter (including fees approved by the Chairperson of the Audit Committee between regularly scheduled meetings and fees approved by our financial officers pursuant to the pre-approval policies described above) and further reviews and itemizes all fees expected to be paid in the upcoming quarter. The Audit Committee may revise its pre-approval spending limits and policies at any time. None of the fees paid to the independent registered public accounting firm were approved by the Audit Committee after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2007 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2007 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of EarthLink will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2008 Annual Meeting of Stockholders, such proposals must be received by us at our executive offices at 1375 Peachtree Street, NW, Atlanta, GA 30309, Attention: Corporate Secretary, on or prior to November 30, 2007.

Stockholders may bring other business before the annual meeting only in accordance with the provisions of our Amended and Restated Bylaws, which require, among other things, that notice be given to us no later than 90 days prior to the meeting. The 2008 Annual Meeting of Stockholders is currently scheduled for May 6, 2008. Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this Proxy Statement has been delivered on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements. Requests should be directed to EarthLink, Inc., 1375 Peachtree Street, NW, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.earthlink.net. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to the Vice President—Investor Relations.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report, Proxy Statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at 1375 Peachtree Street, NW, Atlanta, Georgia 30309, Attention: Vice President—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

Robert M. Kavner
Chairman of the Board
Atlanta, Georgia
March 30, 2007

EARTHLINK, INC.

AUDIT COMMITTEE
of the
BOARD OF DIRECTORS

CHARTER

(As of October 25, 2006)

I. Charter

This document shall be the official governing Charter (“Charter”) of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of EarthLink, Inc., a Delaware corporation (the “Company”), adopted by the Committee and the Board as of October 25, 2006. This Charter hereby replaces and supersedes all former Charters, including the Charter adopted in February 2000, as amended in January 2001, January 2003, January 2004, January 2005 and January 2006. Definitions of certain terms used in this Charter are included in the Definitions section herein.

II. Purpose and Scope

The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by overseeing: (a) the integrity of the Company’s financial reports provided by the Company to any governmental body or the public, (b) the Company’s systems of internal auditing and controls, and (c) the Company’s finance, auditing, accounting, legal, financial reporting and regulatory compliance as established by the Company.

Consistent with this purpose, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Company’s outside independent registered public accounting firm (“Auditor”) shall ultimately be accountable to the Committee, as representatives of the Company’s stockholders. The Committee shall be accountable and responsible to the full Board.

The Committee’s primary responsibilities and duties are to:

•       Serve as an independent and objective party to monitor the integrity of the Company’s financial reporting process and internal control systems;

•       Review and appraise the audit efforts of the Company’s Auditor and internal auditing department; and

•       Provide open channels of communication among the Company’s Auditor, financial and senior management, the internal auditing department and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in the Responsibilities and Duties section of this Charter.

III. Composition; Organization

The Committee shall consist of three (3) or more Independent Directors, which number shall be determined by the Board from time to time in its discretion.

Each member of the Committee shall be an Independent Director and have Financial Knowledge (each as defined herein) at the time of his or her appointment to the Committee, and shall be free from any relationship that, in the judgment of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. At least one (1) member of the Committee shall be an Audit Committee Financial Expert (as defined herein) at the time of his or her appointment to the Committee.

The Board annually shall elect the members of the Committee to serve for a term of one (1) year or other length of term, in the discretion of the Board, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Committee shall serve at the pleasure and discretion of the Board and may be replaced or removed by the Board at any time and from time to time in its discretion. At the time of each annual election of the Committee members, or at other times in the discretion of the Committee or the Board, the Committee shall designate one member of the Committee to be its Chairman; in the absence of such designation by the Committee, the Board shall designate the Chairman.

IV. Meetings; Voting; Procedures

The Committee shall meet at least four times annually or as more frequently as the discharge of its responsibilities shall require. The Chairman or a majority of the members of the Committee may call meetings of the Committee upon reasonable notice to all members of the Committee. The Committee shall meet at such times and places as shall be determined by the Chairman. At each meeting of the Committee, a majority of the members shall constitute a quorum, and a majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. When present, the Chairman will preside at all meetings of the Committee. The Committee may meet in person or by telephonic or video conference, and may take actions by unanimous written consent of all the members of the Committee. The Committee shall keep regular minutes of its proceedings and shall report to the Board in an appropriate and timely fashion.

As an element of its duties to encourage and facilitate open communication, the Committee should meet at least annually with representatives from the Company’s executive management, internal auditing department and its Auditor in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee should meet with the Company’s Auditor and a representative(s) of the Company’s management at least quarterly to review the Company’s financial statements consistent with the provisions of Documents/Reports Review section below.

V. Responsibilities and Duties

To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

1.     Review (at least annually) and, if it deems necessary or appropriate, update this Charter. If any revisions to the Charter are deemed necessary or appropriate, submit such recommended changes to the Board for its consideration and approval.

2.     Review and discuss the Company’s annual financial statements and any certification, report, opinion or review rendered by the Company’s Auditor.

3.     Review and discuss any regular internal reports to management prepared by the Company’s internal auditing department and management’s response to such reports. In addition, at least semi-annually, the Company’s internal auditing department shall report directly to the Committee as to its activities and any other matter requested of it by the Committee.

4.     Review and discuss with the Company’s financial management and its Auditor, prior to filing with the Securities and Exchange Commission or releasing to the public, all audited and unaudited financial statements, management’s discussion and analysis, and other disclosures to be included in the Company’s 10-Q Quarterly Reports, 10-K Annual Reports, other reports that contain financial information and press releases that contain financial information.

Independent Auditor

5.     Have sole authority to select the Company’s Auditor, considering independence and effectiveness and other factors it deems appropriate and in the best interests of the Company, and approve the fees and other compensation to be paid to such Auditor. The Committee shall have the sole authority to retain, remove and replace the Company’s Auditor and approve all non-audit engagements of such Auditor.

6.     The Committee shall oversee the independence of such Auditor. The Committee shall obtain from the Auditor and review (at least annually) all information it deems appropriate and necessary to assess the independence and performance of the Auditor. On at least an annual basis, the Committee should receive from the Auditor a formal written statement delineating and describing all relationships between the Company and such firm, consistent with the Independence Standards Board’s Standard 1. The Committee should review and discuss with the Auditor all such identified relationships or services to examine and determine the independence and objectivity of the Auditor.

7.     Periodically consult with the Auditor out of the presence of the Company’s management regarding internal controls and the fullness and accuracy of the Company’s financial statements.

Financial Reporting Process

8.     In consultation with the Auditor and the Company’s internal personnel/auditors, review the integrity of the Company’s financial reporting process, both internal and external, and oversee the Company’s:  (a) procedures for compliance with the “disclosure control and procedures,” (b) Code of Ethics for Chief Executive Officer/Senior Financial Officers, and (c) various certification obligations, all as required pursuant to federal securities laws.

9.     Consider any significant judgments made in management’s preparation of the financial statements and management’s view of each as to the appropriateness of such judgments.

10.   Consider the Auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied to its financial reporting.

11.   Consider and approve, if appropriate, significant changes to the Company’s auditing and accounting principles and practices as suggested by the Auditor, management of the Company and/or its internal audit department.

Process and Organizational Improvements

12.   Following completion of the annual audit, review separately with each of management, the Auditor and the Company’s internal auditing department any problems and difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and management’s response.

13.   Review and resolve any significant disagreement among management and the Auditor or the Company’s internal auditing department in connection with the preparation of the financial statements.

14.   Review with the Auditor, the Company’s internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

15.   Review the organizational structure of the Company’s internal auditing department and the qualifications of the managers of the Company’s internal auditing department, and recommend any appropriate changes to the Company’s management.

Legal Compliance/Risk Management; General

16.   Review, with the Company’s internal and/or outside legal counsel, legal compliance matters, including corporate securities trading policies, and any legal matter that could have a material impact on the Company’s financial statements. In addition, at least annually, the Company’s General Counsel shall report directly to the Committee as to the status of all legal compliance matters that could have a material impact on the Company’s financial statements and any other matter requested of the General Counsel by the Committee.

17.   Review and discuss with management the Company’s material financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including the Company’s risk assessment and risk management policies.

18.   Approve in advance all transactions between the Company and any of its Affiliates and all Related Party Transactions; and the Committee shall be provided all pertinent information and data regarding any such proposed transaction.

19.   Establish and oversee the Company’s procedures for handling the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as such may be required by the Sarbanes-Oxley Act of 2002 or other applicable law. The Committee shall have the exclusive authority to oversee, investigate and take remedial action with respect to any and all complaints regarding accounting, internal accounting controls or auditing matters. In addition, at least annually, the Committee shall report to the Board as to the status of all complaints relating to material accounting, internal accounting controls or auditing matters of which the Committee is aware.

20.   With respect to Helio, LLC (“Helio”), the Company’s joint venture with SK Telecom, (a) receive on an annual basis an oral report from Helio’s independent registered public accounting firm covering its report on Helio’s annual financial statements and (b) receive on an annual basis an oral report from either Helio’s independent registered public accounting firm or internal auditors covering Helio’s internal control structure.

21.   Consider in advance the potential impact of potential material Company financing and other capital structuring activities, acquisitions and investments on the Company’s consolidated financial statements and internal control processes.

22.   Receive periodic updates from management as to the status of management’s assessment of the effectiveness of its internal control over financial reporting and review the related reports of management and the Auditors to be contained in the Company’s Form 10-K Annual Reports.

23.   Annually perform an evaluation of itself.

24.   Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board may request or deems necessary or appropriate, including retention of outside experts, consultants and advisors.

VI. Definitions

In the event the applicable rules and requirements of the Securities and Exchange Commission or the Nasdaq Stock Market are amended from time to time to revise their defined terms, the corresponding definitions herein shall be automatically amended to conform to such definitions as revised by the Securities and Exchange Commission or the Nasdaq Stock Market, as applicable.

Affiliate means every (a) member of or nominee to the Board, (b) officer of the Company, and (c) beneficial or record owner of 5% or more of the Company’s outstanding common stock (including members of such person’s immediate family—spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law).

Audit Committee Financial Expert means a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions. In addition, the person shall have acquired such attributes through: (i) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions, (ii) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, (iii) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, or (iv) other relevant experience.

Director means a duly elected and qualified individual serving on the Board of the Company.

Family Member means a person’s spouse, parents, children and siblings, whether by blood, marriage (including any in-law relationships) or adoption, or anyone residing in such person’s home.

Financial Knowledge means a working familiarity with basic finance and accounting practices, including the ability to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.

Independent Director means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship, which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a)    a director who is, or at any time during the past three (3) years was, employed by the Company or by any subsidiary of the Company;

(b)   a director who accepted or who has a Family Member who accepted any payments from the Company or any subsidiary of the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)    compensation for Board or Board committee service;

(ii)   payments arising solely from investments in the Company’s securities;

(iii)  compensation paid to a Family Member who is a non-executive employee of the Company or a subsidiary of the Company;

(iv)  benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(v)    loans from a financial institution provided that the loans (1) were made in the ordinary course of business, (2) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public,

(3) did not involve more than a normal degree of risk or other unfavorable factors, and (4) were not otherwise subject to the specific disclosure requirements of SEC Regulation S-K, Item 404;

(vi)  payments from a financial institution in connection with the deposit of funds or the financial institution acting in an agency capacity, provided such payments were (1) made in the ordinary course of business; (2) made on substantially the same terms as those prevailing at the time for comparable transactions with the general public; and (3) not otherwise subject to the disclosure requirements of SEC Regulation S-K, Item 404; or

(vii) loans permitted under Section 13(k) of the Securities Exchange Act of 1934, as amended;

(c)    a director who is a Family Member of an individual who is, or at any time during the past three (3) years was, employed by the Company or by any subsidiary of the Company as an executive officer;

(d)   a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three (3) fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)    payments arising solely from investments in the Company’s securities; or

(ii)   payments under non-discretionary charitable contribution matching programs;

(e)    a director of the Company who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three (3) years any of the executive officers of the Company serve on the compensation committee of such other entity;

(f)    a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company ‘s audit at any time during any of the past three (3) years;

(g)    a director who, other than in his or her capacity as a member of the Board, the Committee or any other Board committee:

(i)    has, since being appointed to the Committee, accepted directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company other than fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; provided that such compensation is not contingent in any way on continued service; or

(ii)   is an Affiliate of the Company or any subsidiary of the Company; or

(h)   a director who participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years.

Related Party Transaction means any transaction required to be disclosed pursuant to Securities and Exchange Commission Regulation S-K, Item 404.

* * * * * * * * *

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
EARTHLINK, INC.

The undersigned stockholder(s) of EarthLink, Inc., a Delaware corporation (“EarthLink”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for EarthLink’s 2007 Annual Meeting of Stockholders, and hereby appoints Michael C. Lunsford and Kevin M. Dotts, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of EarthLink to be held at 4:00 p.m. (local time) on Tuesday, May 1, 2007, at EarthLink’s offices at 1375 Peachtree Street, NW, Atlanta, GA 30309, or at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

—Detach and return this portion only —

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MATTERS LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1.                                       ELECTION OF CLASS II DIRECTORS FOR A THREE-YEAR TERM

Terrell B. Jones and Linwood A. Lacy, Jr.

☐	FOR ALL NOMINEES
☐	WITHHOLD AS TO ALL NOMINEES
☐	FOR ALL NOMINEE(S) (Except as written below):

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.                                       Ratification of the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors to serve as EarthLink’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.             To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING   ☐

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature	Signature if held jointly	Dated , 2007

NOTE: Please sign exactly as your name appears hereon and date.  If the shares are held jointly, each holder should sign.  When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.